                           Offer to Purchase for Cash
                   Up to 9,002 Limited Partnership Interests
                                       in
                      BALCOR EQUITY PROPERTIES LTD.--VIII
                                      for
                            $260.00 Net Per Interest
                                       by
                      METROPOLITAN ACQUISITION VII, L.L.C.

        THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT
            12:00 MIDNIGHT, NEW YORK TIME, ON FRIDAY, APRIL 5, 1996,
                         UNLESS THE OFFER IS EXTENDED.

                                   IMPORTANT

         Metropolitan Acquisition VII, L.L.C., a Delaware limited liability company (the "Purchaser"), is offering to purchase up to 9,002 of the outstanding limited partnership interests ("Interests") in Balcor Equity Properties Ltd.--VIII, an Illinois limited partnership (the "Partnership"), at a purchase price of $260.00 per Interest (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). The Purchase Price is subject to adjustment under certain circumstances, as described herein. Limited Partners who tender their Interests in response to the Offer will not be obligated to pay any commissions or partnership transfer fees. The Purchaser is an affiliate of Insignia Financial Group, Inc.

         Limited Partners are urged to consider the following factors:

         o The net liquidation value per Interest estimated by the Purchaser is $349 (the "Estimated Liquidation Value"), and Alex. Brown & Sons Incorporated, on behalf of the general partner of the Partnership, has recently estimated that the net liquidation value per Interest is between $448 and $468 (the "Alex Brown Estimate"). The Purchaser does not believe, however, that either the Estimated Liquidation Value or the Alex Brown Estimate represents a fair estimate of the market value of an Interest, primarily due to the fact that such estimates do not take into account timing considerations and legal and other expenses that would be incurred in connection with a liquidation of the Partnership. See Section 13. Accordingly, the Purchaser does not believe that those estimates should be viewed as representative of an amount a Limited Partner can realistically expect to obtain for an Interest.

         o The Purchaser is not an affiliate of BRI Partners--79, the general partner of the Partnership (the "General Partner"). An affiliate of the Purchaser does, however, provide property management services to the Partnership, and as a result the Purchaser has access to certain non-public information regarding the Partnership.

         o If the Purchaser is successful in acquiring a significant number of Interests pursuant to the Offer, the Purchaser will have the right to vote those Interests and thereby significantly influence all voting decisions with respect to the Partnership, including decisions concerning liquidation, amendments to the Partnership Agreement and removal and replacement of the General Partner.

         o The Purchaser is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser to purchase Interests at a low price and the desire of Limited Partners to sell their Interests at a high price.

         THE OFFER IS NOT CONDITIONED UPON FINANCING OR UPON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED.

         Any Limited Partner desiring to tender Interests should complete and sign the Assignment of Partnership Interest or a facsimile thereof in accordance with the Instructions to the Assignment of Partnership Interest and mail or deliver the signed Assignment of Partnership Interest to the Information Agent/Depositary. A Limited Partner may tender any or all of the Interests owned by that Limited Partner; provided, however, that tenders of fractional Interests will not be permitted, except by a Limited Partner who is tendering all of the Interests owned by such Limited Partner.

         Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent/Depositary at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. No soliciting dealer fees or other payments to brokers for tenders are being paid by the Purchaser.
                        ______________________________

          For More Information or for Further Assistance Please Call:
                             The Herman Group, Inc.
                                 (800) 647-2543
March 11, 1996

                                                    TABLE OF CONTENTS

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                                                                                                                     PAGE
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
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Some Factors to be Considered by Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         The Purchaser and Certain of its Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         The Purchaser's Reasons for the Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         The Walton Street Offer and WIG  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Source of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Certain Tax Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Holding Periods of Partnership Properties; Alternatives  . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Sales of Partnership Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Outstanding Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 1.  Terms of the Offer; Expiration Date; Proration . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.  Acceptance for Payment and Payment for Interests . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 3.  Procedure for Tendering Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                        Valid Tender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                        Signature Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                        Delivery of Assignment of Partnership Interest  . . . . . . . . . . . . . . . . . . . . . . .   7
                        Assignment of Interest in Future Distributions  . . . . . . . . . . . . . . . . . . . . . . .   7
                        Appointment as Proxy; Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                        Determination of Validity; Rejection of Interests; Waiver of Defects; No Obligation to
                          Give Notice of Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                        Backup Federal Income Tax Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                        FIRPTA Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 4.  Withdrawal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 5.  Extension of Tender Period; Termination; Amendment . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 6.  Certain Federal Income Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                        General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                        Gain or Loss Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                        Unrealized Receivables and Certain Inventory  . . . . . . . . . . . . . . . . . . . . . . . .  11
                        Passive Activity Loss Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                        Partnership Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                        Backup Withholding and FIRPTA Withholding . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 7.  Effects of the Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                        Assignment of Interest in Future Distributions  . . . . . . . . . . . . . . . . . . . . . . .  13
                        Appointment as Proxy; Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                        Limitations on Resales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                        Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act  . . . . . . .  14
                        Control of Limited Partner Voting Decisions by Purchaser  . . . . . . . . . . . . . . . . . .  15
                        WIG Agreement; Insignia/Walton Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 8.  Future Plans of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                                                                                                     PAGE
                                                                                                                     ----
         Section 9.  Certain Information Concerning the Partnership . . . . . . . . . . . . . . . . . . . . . . . . .  17
                        General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                        Selected Financial and Property-Related Data  . . . . . . . . . . . . . . . . . . . . . . . .  17
                        Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                        Operating Budgets of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 10.  Conflicts of Interest and Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . .  21
                        Conflicting Interests With Respect to the Partnership . . . . . . . . . . . . . . . . . . . .  21
                        Voting by the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                        Financing Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                        Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 11.  Certain Information Regarding the Purchaser, MAP and Insignia.  . . . . . . . . . . . . . . . .  22
                        The Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                        MAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                        Insignia  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 12.  Source of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 13.  Background of the Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                        Relationship with the Partnership and Balcor  . . . . . . . . . . . . . . . . . . . . . . . .  25
                        The Walton Street Offer and WIG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                        Determination of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 14.  Conditions of the Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 15.  Certain Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                        General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                        Antitrust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                        Margin Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 16.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 17.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SCHEDULE I -- Information Regarding the Directors and Executive Officers
                 of MAP and Insignia  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-1

EXHIBIT A -- Certain Information Concerning the Partnership's Properties
                Provided by the General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1

TO:  LIMITED PARTNERS OF
     BALCOR EQUITY PROPERTIES LTD.--VIII



                                  INTRODUCTION

         The Purchaser hereby offers to purchase up to 9,002 Interests at a purchase price of $260.00 per Interest (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). The Purchase Price shall automatically be reduced by the aggregate amount of distributions per Interest, if any, made by the Partnership to Limited Partners from and including March 11, 1996 through and including the Expiration Date (as defined in Section 1). Limited Partners who tender their Interests in response to the Offer will not be obligated to pay any commissions or partnership transfer fees. The Purchaser will pay all charges and expenses of The Herman Group, Inc. (the "Information Agent/Depositary") in connection with the Offer. The Offer is not conditioned upon financing or upon any minimum number of Interests being tendered. A Limited Partner may tender any or all of the Interests owned by that Limited Partner; provided, however, that tenders of fractional Interests will not be permitted, except by a Limited Partner who is tendering all of the Interests owned by such Limited Partner.

         Some Factors to be Considered by Limited Partners. In considering the Offer, Limited Partners may wish to consider the following factors:

         Potentially Adverse Aspects of the Offer for Limited Partners

         o The net liquidation value per Interest estimated by the Purchaser is $349 (the "Estimated Liquidation Value"), and Alex. Brown & Sons Incorporated ("Alex Brown"), on behalf of the general partner of the Partnership, has recently estimated that the net liquidation value per Interest is between $448 and $468 (the "Alex Brown Estimate"). See Section 13 for a discussion of why the Purchaser believes that the Estimated Liquidation Value and the Alex Brown Estimate are not necessarily indicative of the fair market value of an Interest. THE PURCHASER MAKES NO REPRESENTATION AND EXPRESSES NO OPINION AS TO THE FAIRNESS OR ADEQUACY OF THE PURCHASE PRICE.

         o The Purchaser is not an affiliate of BRI Partners--79, the general partner of the Partnership (the "General Partner"). An affiliate of the Purchaser does, however, provide property management services to the Partnership, and as a result the Purchaser has access to certain non-public information regarding the Partnership. See Sections 9 and 13 and Exhibit A.

         o As with any rational investment decision, the Purchaser is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser to purchase Interests at a low price and the desire of the Limited Partners to sell their Interests at a high price.

         o If the Purchaser is successful in acquiring a significant number of Interests pursuant to the Offer, the Purchaser will have the right (subject to certain restrictions described in Sections 7 and 8) to vote those Interests and thereby significantly influence all voting decisions with respect to the Partnership, including decisions concerning liquidation, amendments to the

               Partnership Agreement, and removal and replacement of the General Partner. This means that (i) non-tendering Limited Partners could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Limited Partners.

         Potentially Beneficial Aspects of the Offer for Limited Partners

         o The Offer may be attractive to Limited Partners who have an immediate need for cash.

         o The General Partner has stated in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K") that it "does not anticipate that [Limited Partners] will recover all of their original investment." Moreover, the Purchaser believes, based upon publicly available information and information furnished by the General Partner, that to date Limited Partners who have held Interests since their issue by the Partnership have received only $315.57 per Interest in distributions from the Partnership. Accordingly, THE OFFER PRESENTS AN OPPORTUNITY FOR LIMITED PARTNERS TO LIQUIDATE THEIR INVESTMENT IN THE PARTNERSHIP AND REPLACE IT WITH AN INVESTMENT AFFORDING AN OPPORTUNITY FOR A HIGHER RETURN.

         o Although there are some limited resale mechanisms available to Limited Partners wishing to sell their Interests, there is no formal trading market for Interests. Accordingly, THE OFFER AFFORDS LIMITED PARTNERS AN OPPORTUNITY TO DISPOSE OF THEIR INTERESTS FOR CASH WHICH OTHERWISE MIGHT NOT BE AVAILABLE TO THEM.

         o THE OFFER WILL PERMIT LIMITED PARTNERS TO DISPOSE OF THEIR INTERESTS WITHOUT INCURRING THE SALES COMMISSIONS, and in some instances other costs, typically associated with transfers of Interests arranged through brokers or other intermediaries. Also, Limited Partners who tender their Interests will not be required to pay the transfer fee typically imposed by the Partnership to process transfers of Interests. THE PURCHASER WILL PAY ANY PARTNERSHIP TRANSFER FEES IMPOSED BY THE PARTNERSHIP IN CONNECTION WITH INTERESTS PURCHASED PURSUANT TO THE OFFER.

         o Real estate markets in the United States generally have recovered and experienced an upward trend since the end of the last recession. That recovery and upward trend might continue. On the other hand, those markets also may be adversely affected by a variety of factors, including possible fluctuations in interest rates, economic slowdowns and overbuilding. Accordingly, ownership of Interests continues to be a speculative investment. THE OFFER MAY PROVIDE LIMITED PARTNERS WITH THE OPPORTUNITY TO LIQUIDATE THEIR INTERESTS IN THE PARTNERSHIP AND REPLACE THEM WITH INVESTMENTS THAT ARE LESS SPECULATIVE.

         o The Offer may be attractive to Limited Partners who wish to avoid in the future the expenses, delays, and complications in filing personal income tax returns which may be caused by ownership of Interests. In addition, A LIMITED PARTNER WHO SELLS 100% OF ITS INTERESTS PURSUANT TO THE OFFER WILL NO LONGER BE SUBJECT TO THE PASSIVE ACTIVITY LOSS LIMITATION WITH RESPECT TO "SUSPENDED" LOSSES ATTRIBUTABLE TO THOSE INTERESTS AND, THEREFORE, WILL BE ABLE TO UTILIZE FULLY ANY SUCH LOSSES.

         o The Offer may be attractive to those Limited Partners who have become disenchanted with real estate investments generally, and in particular with the perceived illiquidity of investments made through limited partnerships, because it may afford an immediate opportunity for those Limited Partners to liquidate their investments in the Partnership. On the other hand, Limited Partners who tender their Interests will be giving up the opportunity to participate in any potential future benefits represented by the ownership of those Interests, including, for example, the right to participate in any future distributions of cash or property, whether from operations, the proceeds of a sale or refinancing of one or more of the Partnerships' properties, or in connection with any future liquidation of the Partnership. Instead, any such distributions of cash or property with respect to Interests tendered in the Offer and purchased by the Purchaser will be paid to the Purchaser.

         The Purchaser makes no recommendation to any Limited Partner as to whether to tender or refrain from tendering Interests. Each Limited Partner must make its own decision, based on the Limited Partner's particular circumstances, as to whether to tender Interests and, if so, how many Interests to tender. Limited Partners should consult with their respective advisors about the financial, tax, legal and other implications of accepting the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR INTERESTS.

         The Purchaser and Certain of its Affiliates. The Purchaser is a newly-formed Delaware limited liability company, the managing member of which is MAP VII Acquisition Corporation ("MAP"). MAP is a wholly-owned subsidiary of Insignia Financial Group, Inc. ("Insignia"). Insignia Management Group, L.P. ("IMG"), which also is an affiliate of the Purchaser and Insignia, provides property management services to the Partnership. See Section 10.

         The Purchaser's Reasons for the Offer. The Purchaser's purpose in making the Offer is to acquire a substantial equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. Although the number of Interests being sought in the Offer will not give the Purchaser absolute control over the Partnership, if the Purchaser is successful in acquiring all or a substantial portion of the Interests it is tendering for, it could be in a position to exercise significant influence over the outcome of any vote by Limited Partners. See Sections 7, 8, 10 and 13.

         The Walton Street Offer and WIG. In November 1995, Walton Street Capital Acquisition Co., L.L.C. ("Walton Street") commenced a tender offer (the "Walton Street Offer") for Interests at a purchase price of $165 per Interest. Pursuant to an agreement between FMG Acquisition I, L.L.C. ("FMG"), which is an affiliate of the Purchaser and a wholly-owned subsidiary of Insignia, Walton Street agreed to assign its right to purchase the Interests tendered pursuant to the Walton Street Offer to WIG VIII Partners ("WIG"), in which FMG owns a 25% general partner interest. WIG subsequently purchased 2,025 Interests pursuant to the Walton Street Offer. In connection with the organization of the Purchaser, FMG has agreed to assign its 25% general partner interest in WIG to the Purchaser. See Sections 7, 10 and 13.

         Source of Funds. The Purchaser intends to use its existing working capital to pay for the Interests to be purchased by it pursuant to the Offer and to pay related fees and expenses. See Sections 11 and 12.

         Certain Tax Considerations.   A sale by a Limited Partner pursuant to
the Offer will result in taxable gain (or loss) equal to the excess (deficit) of the amount realized by the Limited Partner for the Interests sold over such Limited Partner's adjusted tax basis in those Units. In the case of a Limited Partner who is an individual and who has held Interests since their issue by the Partnership, the sale is expected to result in a gain, a portion of which will be taxable as ordinary income and the balance as a long-term capital gain. Limited Partners who have suspended "passive losses" from the Partnership or other passive activity investments generally may deduct these losses up to the amount of gain from the sale. A sale pursuant to the Offer of all of a Limited Partner's Interests will terminate his or her investment in the Partnership and, commencing with the year following the year of sale, the Limited Partner will no longer receive Partnership tax information or have to report the complicated tax information currently required of Limited Partners. See
Section 6.

         Holding Periods of Partnership Properties; Alternatives. The Partnership was formed in 1979. Notwithstanding the projected property holding periods that may have been discussed in the Partnership's prospectus with respect to the Partnership's initial offering of Interests, under its Partnership Agreement, the Partnership is not required to liquidate and dissolve until December 31, 2029. The General Partner has stated in the 1994 Form 10-K that it "examines the operations of each property and each local market in conjunction with the [Partnership]'s long-term dissolution strategy when determining the optimal time to sell each of the [Partnership]'s properties." The General Partner also stated in its Quarterly Report on Form 10-Q ("Form 10-Q") for the quarterly period ended September 30, 1995 that "[i]t is expected that the remaining properties will be sold in approximately the next two years and the Partnership will be liquidated." Limited Partners could, as an alternative to tendering their Interests, take a variety of possible actions including voting to liquidate the Partnership, removing and replacing the General Partner and causing the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         Sales of Partnership Properties. The Purchaser has been informed that one of the properties owned by the Partnership, Greentree Village, is under due diligence review by a prospective purchaser. Although the Purchaser has been advised that the offering price for the property is $8,750,000, the Purchaser does not have any information concerning the seriousness of the party reviewing the property, the likelihood of a sale of the property to such party (or to any other party), or other terms and conditions of any such potential sale. See
Section 13.

         Conditions. The Offer is not conditioned upon financing or upon any minimum number of Interests being tendered. Certain other conditions do apply, however. See Section 14.

         Distributions. The potential for future distributions, both from operating cash flow and in connection with sales or refinancings of the Partnership's properties, was considered by the Purchaser when establishing the Purchase Price. Limited Partners who tender their Interests in response to the Offer will be entitled to receive any subsequent distributions made by the Partnership on or prior to the Expiration Date, although any such distribution will result in a reduction of the Purchase Price, as described in Section 1. Tendering Limited Partners will not be entitled to receive any distributions in respect of tendered Interests purchased by the Purchaser pursuant to the Offer made after the Expiration Date, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date. See Section 3.

         Outstanding Interests. According to information provided by the General Partner, there were 30,007 Interests issued and outstanding as of February 29, 1996, which as of such date were held of record by approximately 3,041 Limited Partners. The Purchaser does not directly own any Interests; however, as mentioned above, FMG has agreed to transfer to the Purchaser FMG's 25% general partner interest in WIG, which is the record owner of 2,025 Interests.

                                   THE OFFER

         SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment), the Purchaser will accept (and thereby purchase) up to 9,002 Interests that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4. For purposes of the Offer, the term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, April 5, 1996, unless the Purchaser in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as extended by the Purchaser, shall expire. See Section 5 for a description of the Purchaser's right to extend the period of time during which the Offer is open and to amend or terminate the Offer.

         THE PURCHASE PRICE SHALL AUTOMATICALLY BE REDUCED BY THE AGGREGATE AMOUNT OF DISTRIBUTIONS PER INTEREST, IF ANY, MADE BY THE PARTNERSHIP TO LIMITED PARTNERS FROM AND INCLUDING MARCH 11, 1996 THROUGH AND INCLUDING THE EXPIRATION DATE.

         If, prior to the Expiration Date, the Purchaser increases the Purchase Price offered to Limited Partners pursuant to the Offer, the increased Purchase Price will be paid for all Interests accepted for payment pursuant to the Offer, whether or not the Interests were tendered prior to the increase in consideration.

         If more than 9,002 Interests are validly tendered in accordance with the procedure specified in Section 3 and not properly withdrawn in accordance with the procedures specified in Section 4 on or prior to the Expiration Date, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 9,002 of the Interests so tendered, pro rata according to the number of Interests validly tendered by each Limited Partner and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases of fractional Interests. If the number of Interests validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 9,002 Interests, the Purchaser will purchase all Interests so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

         If proration of tendered Interests is required, the Purchaser may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date because of the difficulty of determining the proration results. Subject to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act") to pay Limited Partners the Purchase Price in respect of Interests tendered or return those Interests promptly after the termination or withdrawal of the Offer, the Purchaser does not intend to pay for any Interests accepted for payment pursuant to the Offer until the final proration results are known. NOTWITHSTANDING ANY SUCH DELAY IN PAYMENT, NO INTEREST WILL BE PAID ON THE PURCHASE PRICE.

         The Offer is conditioned on satisfaction of certain conditions.  See
Section 14, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the Expiration Date, any or all of the conditions have not been satisfied or waived, the Purchaser reserves the right to (i) decline to purchase any of the Interests tendered, terminate the Offer and return all tendered Interests to tendering Limited Partners, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Interests validly tendered, (iii) extend the Offer and, subject to the right of Limited Partners to withdraw Interests until the Expiration Date, retain the Interests that have been tendered during the period or periods for which the Offer is extended, and (iv) amend the Offer.

         The General Partner has provided the Purchaser with a current list of the Partnership's Limited Partners. This Offer to Purchase and the related Assignment of Partnership Interest will be mailed by the Purchaser to the persons shown on that list.

         SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR INTERESTS. Upon the terms and subject to the conditions of the Offer, the Purchaser will purchase by accepting for payment and will pay for all Interests validly tendered and not withdrawn in accordance with the procedures specified in
Section 4, as promptly as practicable following the Expiration Date. A tendering beneficial owner of Interests whose Interests are owned of record by an Individual Retirement Account (IRA) or other qualified plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for Interests purchased pursuant to the Offer will be made only after timely receipt by the Information Agent/Depositary of a properly completed and duly executed Assignment of Partnership Interest (or facsimile thereof) and any other documents required by the Assignment of Partnership Interest. See Section 3.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to this Offer, and thereby purchased, validly tendered Interests if, as and when the Purchaser gives verbal or written notice to the Information Agent/Depositary of the Purchaser's acceptance of those Interests for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Interests accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price with the Information Agent/Depositary, which will act as agent for tendering Limited Partners for the purpose of receiving payments from the Purchaser and transmitting those payments to Limited Partners whose Interests have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         If any tendered Interests are not purchased for any reason, the Assignment of Partnership Interest with respect to such Interests will be destroyed by the Purchaser. If for any reason acceptance for payment of, or payment for, any Interests tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Interests tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Information Agent/Depositary may, nevertheless, on behalf of the Purchaser retain tendered Interests, and those Interests may not be withdrawn except to the extent that the tendering Limited Partners are entitled to withdrawal rights as described in Section 4; subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Limited Partners the Purchase Price in respect of Interests tendered or return those Interests promptly after termination or withdrawal of the Offer.

         The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's affiliates, the right to purchase Interests tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Limited Partners to receive payment for Interests validly tendered and accepted for payment pursuant to the Offer.

         SECTION 3.  PROCEDURE FOR TENDERING INTERESTS.

         Valid Tender. In order for a tendering Limited Partner to participate in the Offer, its Interests must be validly tendered and not withdrawn on or prior to the Expiration Date. In order for Interests to be validly tendered pursuant to the Offer, a properly completed and duly executed Assignment of

Partnership Interest (or facsimile thereof) and any other documents required by the Assignment of Partnership Interest must be received by the Information Agent/Depositary, at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date. A Limited Partner may tender any or all of the Interests owned by that Limited Partner; provided, however, that tenders of fractional Interests will not be permitted, except by a Limited Partner who is tendering all of the Interests owned by that Limited Partner.
No alternative, conditional or contingent tenders will be accepted.

         Signature Requirements. If the Assignment of Partnership Interest is signed by the registered holder of the Interests and payment is to be made directly to that holder, then no signature guarantee is required on the Assignment of Partnership Interest. Similarly, if the Interests are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Assignment of Partnership Interest. HOWEVER, IN ALL OTHER CASES, ALL SIGNATURES ON THE ASSIGNMENT OF PARTNERSHIP INTEREST MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION.

         Delivery of Assignment of Partnership Interest. THE METHOD OF DELIVERY OF THE ASSIGNMENT OF PARTNERSHIP INTEREST AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING LIMITED PARTNER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT/DEPOSITARY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         Assignment of Interest in Future Distributions. By executing and delivering an Assignment of Partnership Interest, a tendering Limited Partner irrevocably assigns to the Purchaser and its assigns all of the right, title and interest of such Limited Partner in and to any and all distributions made by the Partnership after the Expiration Date in respect of the Interests tendered by such Limited Partner and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date. The Purchaser will seek to be admitted to the Partnership as a substitute Limited Partner upon consummation of the Offer.

         Appointment as Proxy; Power of Attorney. By executing an Assignment of Partnership Interest, a tendering Limited Partner irrevocably appoints the Purchaser, MAP, the officers of MAP and their designees as the Limited Partner's proxies, in the manner set forth in the Assignment of Partnership Interest, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Interests tendered by the Limited Partner and accepted for payment by the Purchaser. Each such proxy shall be considered coupled with an interest in the tendered Interests. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Interests for payment. Upon such acceptance for payment, all prior proxies given by the Limited Partner with respect to the Interests will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The Purchaser, MAP, the officers of MAP and their designees will, as to those Interests, be empowered to exercise all voting and other rights of the Limited Partner as they in their sole discretion may deem proper at any meeting of Limited Partners, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Interests to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Interests, the Purchaser must be able to exercise full voting rights with respect to the Interests, including voting at any meeting of Limited Partners then scheduled or acting by written consent without a meeting.

         By executing an Assignment of Partnership Interest a tendering Limited Partner also irrevocably constitutes and appoints the Purchaser, MAP, the officers of MAP and their designees as the Limited Partner's attorneys-in-fact, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Interests tendered by the Limited Partner and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Interests for payment. Upon such acceptance for payment, all prior powers of attorney granted by the Limited Partner with respect to such Interests will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, the Purchaser, MAP, the officers of MAP and their designees each will have the power, among other things, (i) to seek to transfer ownership of such Interests on the Partnership books maintained by the General Partner (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent/Depositary (as the tendering Limited Partner's agent) of the Purchase Price, to become a substitute Limited Partner, to receive any and all distributions made by the Partnership after the Expiration Date, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Interests in accordance with the terms of the Offer, (iii) to execute and deliver to the General Partner a change of address form instructing the General Partner to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Interests to the address specified in such form, and (iv) to endorse any check payable to or upon the order of such Limited Partner representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case on behalf of the tendering Limited Partner.

         Determination of Validity; Rejection of Interests; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Interests pursuant to the Offer will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any particular Interests determined by it not to be in proper form or if the acceptance of or payment for those Interests may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive as to the tender of any particular Interests and to waive any defect or irregularity in any tender with respect to any particular Interests of any particular Limited Partner. The Purchaser's interpretation of the terms and conditions of the Offer (including the Assignment of Partnership Interest and the Instructions thereto) will be final and binding. No tender of Interests will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Purchaser, the Information Agent/Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Interests or will incur any liability for failure to give any such notification.

         Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 31% with respect to payment of the Purchase Price, a tendering Limited Partner must provide the Purchaser with the Limited Partner's correct taxpayer identification number by completing the Substitute Form W-9 included in the Assignment of Partnership Interest. See the Instructions to the Assignment of Partnership Interest and
Section 6.

         FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount of the Purchase Price plus Partnership liabilities allocable to each Interest purchased, a tendering Limited Partner must complete the FIRPTA Affidavit included in the Assignment of Partnership Interest certifying such Limited Partner's taxpayer identification number and address and that the Limited Partner is not a foreign person. See the Instructions to the Assignment of Partnership Interest and Section 6.

         A tender of Interests pursuant to the procedure described above and the acceptance for payment of such Interests will constitute a binding agreement between the tendering Limited Partner and the Purchaser on the terms set forth in the Offer.

         SECTION 4. WITHDRAWAL RIGHTS. Tenders of Interests pursuant to the Offer are irrevocable, except that Interests tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 11, 1996. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Information Agent/Depositary, at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Interests to be withdrawn and must be signed by the person(s) who signed the Assignment of Partnership Interest in the same manner as the Assignment of Partnership Interest was signed. Any Interests properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Interests may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

         If purchase of, or payment for, Interests is delayed for any reason or if the Purchaser is unable to purchase or pay for Interests for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Interests may be retained by the Information Agent/Depositary, and may not be withdrawn except to the extent that tendering Limited Partners are entitled to withdrawal rights as set forth in this Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Interests tendered or return those Interests promptly after termination or withdrawal of the Offer.

         Any Interests properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Interests may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

         All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, the Information Agent/Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Interests, (ii) to terminate the Offer and not accept for payment any Interests not already accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 14, to delay the acceptance for payment of, or payment for, any Interests not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Interests being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to Limited Partners in a manner reasonably designed to inform Limited Partners of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

         If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Interests) is delayed in its payment for Interests or is unable to pay for Interests pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Information Agent/Depositary may retain tendered Interests and those Interests may not be withdrawn except to the extent tendering Limited Partners are entitled to withdrawal rights as described in Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Interests tendered or return those Interests promptly after termination or withdrawal of the Offer.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

         SECTION 6.  CERTAIN FEDERAL INCOME TAX MATTERS.

         General. The following summary is a general discussion of certain of the federal income tax consequences of a sale of Interests pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. In addition, the Purchaser does not have access to tax information of the Partnership; consequently, the statements made in this summary are subject to change based on a complete review of the Partnership's records. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of such Limited Partner's specific circumstances or to certain types of Limited Partners subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor (except as otherwise expressly indicated) does this summary describe any aspect of state, local, foreign or other tax laws. Sales of Interests pursuant to the Offer will be taxable transactions for federal income tax purposes, and also may be taxable transactions under applicable state, local, foreign and other tax laws. EACH LIMITED PARTNER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF SELLING INTERESTS PURSUANT TO THE OFFER.

         Gain or Loss Generally. In general, a Limited Partner will recognize gain or loss on a sale of Interests pursuant to the Offer equal to the difference between (i) the Limited Partner's "amount realized" on the sale and
(ii) the Limited Partner's adjusted tax basis in the Interests sold.
Generally, a Limited Partner's adjusted tax basis with respect to an Interest equals its cost increased by the amount of income and the amount of Partnership Liabilities (as determined under Code Section 752) allocated to the Interest and decreased by (i) any distributions made with respect to the Interest, (ii) the amount of deductions or losses allocated to the Interest and (iii) any decrease in the amount of Partnership Liabilities (as determined under Code Section 752) allocated to the Interest. Thus, the amount of a Limited Partner's adjusted tax basis in such Interests will vary depending upon the Limited Partner's particular circumstances. The "amount realized" with respect to an Interest will be a sum equal to the amount of cash received by the Limited Partner for the Interest pursuant to the Offer (that is, the Purchase Price) plus the amount of the Partnership's liabilities allocable to the Interest (as determined under Code Section 752). Limited Partners who purchased their interests from the Partnership in the original issue of the Interests are expected to recognize taxable gain on the sale.

         Most of the gain or loss recognized by a Limited Partner on a sale of an Interest pursuant to the Offer generally will be treated as a capital gain or loss, if (as is generally expected to be the case) the Interest was held by the Limited Partner as a capital asset. That capital gain or loss will be treated as long-term capital gain or loss if the tendering Limited Partner's holding period for the Interest exceeds one year. Under current law, long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for ordinary income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that, subject to the passive activity loss limitations discussed below, non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, a corporation is permitted to carry back excess capital losses to the three preceding taxable years, provided the carryback does not increase or produce a net operating loss for any of those years.

         On December 6, 1995, President Clinton vetoed a tax bill that would have lowered the maximum capital gains rate to 19.8% and would have further limited the use of capital losses to offset ordinary income by requiring two dollars of long-term capital loss of an individual to offset every one dollar of ordinary income. Although Congress may redraft the tax bill, it is unclear whether or when a capital gain rate reduction or a capital loss limitation, if any, will become effective.

         A tendering Limited Partner will be allocated a pro rata share of the Partnership's taxable income or loss for the year of sale with respect to the Interests sold in accordance with the provisions of the Partnership Agreement concerning transfers of Interests. Such allocation and any cash distributed by the Partnership to the Limited Partner for that year will affect the Limited Partner's adjusted tax basis in Interests and, therefore, the amount of such Limited Partner's taxable gain or loss upon a sale of Interests pursuant to the Offer.

         Unrealized Receivables and Certain Inventory. If any portion of the amount realized by a Limited Partner is attributable to "unrealized receivables" (which includes depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Limited Partner's gain or loss may be ordinary rather than capital. A portion of the gain upon the sale of Interests is expected to be attributable to unrealized receivables. A Limited Partner who tenders Interests must file an information statement with such Limited Partner's federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3). The selling Limited Partner also must notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferor(s) and transferee within 30 days of the date of the transfer (or, if earlier, by January 15 of the following calendar year).

         Passive Activity Loss Limitation. Under Code Section 469, a non-corporate taxpayer or personal service corporation generally can deduct "passive losses" in any year only to the extent of the person's passive income for that year. Closely held corporations (other than personal service corporations) may offset such losses against active income as well as passive activity income for that year. Substantially all post-1986 losses of Limited Partners from the Partnership are believed to be passive losses. Thus, Limited Partners may have "suspended" passive losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts and which have not been used to offset income from other passive activities). Substantially all gain from a sale of Interests under the Offer will be passive income.

         If a Limited Partner sells less than all of its Interests pursuant to the Offer, suspended passive losses can be currently deducted (subject to other applicable limitations) to the extent of the Limited Partner's passive income from the Partnership for that year (including any gain recognized on the sale of Interests) plus any other passive income for that year. If, on the other hand, a Limited Partner sells 100% of its Interests pursuant to the Offer, any "suspended" losses and any losses recognized upon the sale of the Interests will be offset first against any other net passive gain to the Limited Partner from the sale of the Interests and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the Interests will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Limited Partner from its other income (subject to any other applicable limitations). A tendering Limited Partner must sell all of its Interests to receive these tax benefits. If more than 30% of the outstanding Interests are tendered, some tendering Limited Partners may not be able to sell 100% of their Interests pursuant to the Offer because of proration of the number of Interests to be purchased by the Purchaser. See Section 1.

         Partnership Termination. Section 708(b) of the Code provides that a partnership terminates for income tax purposes if there is a sale or exchange of 50% or more of the total interest in partnership capital and profits within a twelve-month period (although successive transfers of the same interest within a twelve-month period will be treated as a single transfer for this purpose). Accordingly, it is possible that transfers of Interests made pursuant to the Offer, in combination with other transfers made within twelve months of the Offer, will result in a termination of the Partnership. In the event of a termination, the Partnership's tax year would close and the Partnership would be treated for income tax purposes as if it had made a liquidating distribution of its assets to the remaining partners and the new partners, followed by a recontribution of the assets to a "new" partnership. Because the "new" partnership would be treated as having acquired its assets on the date of the deemed recontribution, a new depreciation recovery period would begin on such date, and the Partnership's annual depreciation deductions over the next few years would be substantially reduced, and the Partnership would have greater taxable income (or less tax loss) than if no tax termination occurred. In addition, depreciation may be required to be allocated to those Limited Partners that have a higher tax basis, such as the Purchaser. A tax termination could also have the adverse effect on non-tendering Limited Partners who subsequently dispose of their Interests at a gain of requiring them to treat a greater portion of such gain as ordinary income (due to the application of Code Section 735) than would otherwise be required absent a tax termination of the Partnership. A tax termination will not affect a Limited Partner who sells all of his Interests but will affect the taxation of a Limited Partner in respect of any Interests retained after the date of the tax termination. A tax termination of the Partnership will also terminate any partnership in which the Partnership holds a majority interest (50% or more).

         Provided there is not a tax termination of the Partnership, the Purchaser does not anticipate that a Limited Partner who does not tender Interests will realize any material tax consequences as a result of the election not to tender. The Purchaser has not, however, had access to complete information concerning assignments of Interests and cannot, therefore, be certain that the Partnership will not terminate for tax purposes as a result of sales pursuant to the Offer. The Purchaser has reserved the right not to purchase Interests to the extent such purchase would cause a termination of the Partnership for federal income tax purposes. The Purchaser does not represent that a tax termination will not result from the Offer or future direct or indirect transfers of Interests to or by the Purchaser.

         Backup Withholding and FIRPTA Withholding. Limited Partners (other than tax-exempt persons, corporations and certain foreign individuals) who tender Interests may be subject to 31% backup withholding unless those Limited Partners provide a taxpayer identification number ("TIN") and certify that the TIN is correct or properly certify that they are awaiting a TIN. A Limited Partner may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Assignment of Partnership Interest. If a Limited Partner who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Limited Partner.

         Gain realized by a foreign Limited Partner on the sale of an Interest pursuant to the Offer will be subject to federal income tax. Under Code
Section 1445, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. In order to comply with this requirement, the Purchaser will withhold 10% of the amount realized by a tendering Limited Partner unless the Limited Partner properly completes and signs the FIRPTA Affidavit included as part of the Assignment of Partnership Interest certifying the Limited Partner's TIN, that such Limited Partner is not a foreign person and the Limited Partner's address. Amounts withheld would be creditable against a foreign Limited Partner's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

         SECTION 7.  EFFECTS OF THE OFFER.

         Assignment of Interest in Future Distributions. By executing and delivering an Assignment of Partnership Interest, a tendering Limited Partner irrevocably assigns to the Purchaser and its assigns all of the right, title and interest of such Limited Partner in and to any and all distributions made by the Partnership after the Expiration Date in respect of the Interests tendered by such Limited Partner and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date. The Purchaser will seek to be admitted to the Partnership as a substitute Limited Partner upon consummation of the Offer.

         Appointment as Proxy; Power of Attorney. By executing an Assignment of Partnership Interest, a tendering Limited Partner irrevocably appoints the Purchaser, MAP, the officers of MAP and their designees as the Limited Partner's proxies, in the manner set forth in the Assignment of Partnership Interest, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Interests tendered by the Limited Partner and accepted for payment by the Purchaser. Each such proxy shall be considered coupled with an interest in the tendered Interests. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Interests for payment. Upon such acceptance for payment, all prior proxies given by the Limited Partner with respect to the Interests will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The Purchaser, MAP, the officers of MAP and their designees will, as to those Interests, be empowered to exercise all voting and other rights of the Limited Partner as they in their sole discretion may deem proper at any meeting of Limited Partners, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Interests to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Interests, the Purchaser must be able to exercise full voting rights with respect to the Interests, including voting at any meeting of Limited Partners then scheduled or acting by written consent without a meeting.

         By executing an Assignment of Partnership Interest a tendering Limited Partner also irrevocably constitutes and appoints the Purchaser, MAP, the officers of MAP and their designees as the Limited Partner's attorneys-in-fact, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Interests tendered by the Limited Partner and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Interests for payment. Upon such acceptance for payment, all prior powers of attorney granted by the Limited Partner with respect to such Interests will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, the Purchaser, MAP, the officers of MAP and their designees each will have the power, among other things, (i) to seek to transfer ownership of such Interests on the Partnership books maintained by the General Partner (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent/Depositary (as the tendering Limited Partner's agent) of the Purchase Price, to become a substitute Limited Partner, to receive any and all distributions made by the Partnership after the Expiration Date, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Interests in accordance with the terms of the Offer, (iii) to execute and deliver to the General Partner a change of address form instructing the General Partner to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Interests to the address specified in such form, and (iv) to endorse any check payable to or upon the order of such Limited Partner representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case on behalf of the tendering Limited Partner.

         Limitations on Resales. The Partnership Agreement prohibits transfers of Interests if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal income tax purposes (which termination may occur when 50% or more of the Interests are transferred in a twelve-month period). This provision may limit sales of Interests on the secondary market and in private transactions for the twelve-month period following completion of the Offer.
The Purchaser took this restriction, as well as the number of Interests purchased by WIG pursuant to the Walton Street Offer, into account in determining the number of Interests for which the Offer is made (representing approximately 30% of the outstanding Interests if 9,002 Interests are tendered) in order to permit normal historical levels of transfers to occur following the transfers of Interests pursuant to the Offer without violating this prohibition.

         Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of Interests are purchased pursuant to the Offer, the result will be a reduction in the number of Limited Partners.
In the case of certain kinds of equity securities, a reduction in the number of security-holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is no established public trading market for the Interests and, therefore, the Purchaser does not believe a reduction in the number of Limited Partners will materially further restrict the Limited Partners' ability to find purchasers for their Interests through secondary market transactions. See
Section 13 for certain limited information regarding recent secondary sales of the Interests.

         The Interests are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser does not expect or intend that consummation of the Offer will cause the Interests to cease to be registered under Section 12(g) of the Exchange Act. If the Interests were to be held by fewer than 300 persons, the Partnership could apply to de-register the Interests under the Exchange Act. Because the Interests are widely held, however, the Purchaser expects that even if it purchases the maximum number of Interests in the Offer, the Interests will continue to be held of record by substantially more than 300 persons.

         Control of Limited Partner Voting Decisions by Purchaser. The Purchaser will seek to be admitted to the Partnership as a substitute Limited Partner upon consummation of the Offer and, if admitted, will have the right (subject to certain limitations described below) to vote each Interest purchased pursuant to the Offer. Even if the Purchaser is not admitted to the Partnership as a substitute Limited Partner, however, the Purchaser nonetheless will have the right to vote each Interest purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser, MAP, the officers of MAP and their designees as proxies with respect to the Interests tendered by such Limited Partners and accepted for payment by the Purchaser. As a result, the Purchaser could be in a position to significantly influence all voting decisions with respect to the Partnership. This could (i) prevent non-tendering Limited Partners from taking action they desire but that the Purchaser opposes and (ii) enable the Purchaser to take action desired by the Purchaser but opposed by non-tendering Limited Partners. Under the Partnership Agreement, Limited Partners holding a majority of the Interests are entitled to take action with respect to a variety of matters, including: removal of a general partner; dissolution of the Partnership; sale of all or substantially all of the Partnership's assets; and most types of amendments to the Partnership Agreement. When voting on those matters, the Purchaser will vote the Interests owned by it in whatever manner it deems to be in the Purchaser's best interests.

         WIG Agreement; Insignia/Walton Agreement. Pursuant to the terms of the Agreement of Partnership of WIG (the "WIG Agreement"), WIG generally must vote the Interests owned by it as directed by the Purchaser and Walton Street in proportion to their respective percentage ownership interests in WIG. Accordingly, upon consummation of the transfer of FMG's 25% general partner interest in WIG to the Purchaser, the Purchaser generally will have the right to direct the vote of 25% of the 2,025 Interests owned by WIG. With respect to any matter presented to Limited Partners relating to the removal or replacement of a general partner of the Partnership, however, Interests owned by WIG may not be voted in favor of any such removal or replacement without the prior written consent of FMG (or, after the transfer of the WIG interest is effected, the Purchaser), unless the replacement is one of the WIG partners or an affiliate thereof. A copy of the WIG Agreement was filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 relating to the Walton Street Offer, and it may be examined and copies may be obtained at the same places and in the same manner as set forth in Section 9 (except that it will not be available at the regional offices of the Commission).

         In connection with the WIG Agreement, Insignia and Walton Street entered into an agreement (the "Insignia/Walton Street Agreement") which provides, among other things, that Insignia and its affiliates generally may not (i) participate in, directly or indirectly, any solicitation of proxies or become a participant in any election contest with respect to any general partner interest in the Partnership, or (ii) acquire, directly or indirectly, any general partner interest in the Partnership, in each case without the consent of Walton Street. A copy of the Insignia/Walton Street Agreement was filed with the Commission as an exhibit to the Tender Offer Statement on
Schedule 14D-1 relating to the Walton Street Offer, and it may be examined and copies may be obtained at the same places and in the same manner as set forth in Section 9 (except that it will not be available at the regional offices of the Commission).

         SECTION 8. FUTURE PLANS OF THE PURCHASER. The Purchaser is seeking to acquire Interests pursuant to the Offer in order to acquire a substantial equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. The Purchaser intends to seek admission to the Partnership immediately following the consummation of the Offer as a substitute Limited Partner with respect to all of the Interests purchased pursuant to the Offer. Following the completion of the Offer, the Purchaser and/or persons related to or affiliated with it may acquire additional Interests. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable, may be at a price higher or lower than the Purchase Price, and may be for cash or other consideration. In addition, the Purchaser or an affiliate of the Purchaser may seek to acquire one or more of the Partnership's properties at some time in the future. The Purchaser does not currently have any definitive plans in this regard, however.

         There is a substantial possibility that the Purchaser will sell or otherwise transfer some or all of the Interests it acquires pursuant to the Offer within the next year, either directly or in connection with a merger or other extraordinary transaction involving the Purchaser and one or more of its affiliates, depending among other things on liquidity, strategic, tax and other considerations applicable to the Purchaser, Insignia and their affiliates. It is also possible that the Purchaser could seek to sell additional membership interests in the Purchaser to affiliates or to unaffiliated third parties, although neither the Purchaser nor Insignia has any definitive plans in this regard. The operating agreement of the Purchaser (the "Operating Agreement") provides that if Insignia forms or sponsors a real estate investment trust (a "REIT") under its direct or indirect control, then it will covenant to use its commercially reasonable best efforts to cause any Interests directly or indirectly owned by the Purchaser to be transferred (whether directly or indirectly, by merger, consolidation, or otherwise) to any such REIT in exchange for cash or for equity, debt (including convertible debt) or other securities in such REIT. In addition, the Operating Agreement expressly authorizes and permits MAP, without the consent of the other members of the Purchaser, to transfer (whether directly or indirectly, by merger, consolidation, or otherwise) any Interests owned by the Purchaser to any REIT, which may include any REIT sponsored, formed or controlled by Insignia, in exchange for cash or for equity, debt (including convertible debt) or other securities in such REIT. MAP is also permitted to transfer all (but not less than all) of its interests in the Purchaser to any such REIT in exchange for cash or for equity, debt (including convertible debt) or other securities in such REIT, without any consent of the other members of the Purchaser. Upon any such transfer, all of the other members of the Purchaser are required to transfer all of their interests in the Purchaser to such REIT in an exchange that is pro rata with the terms of MAP's exchange. A copy of the Operating Agreement has been filed as an exhibit to the Purchaser's Tender Offer Statement on Schedule 14D-1 relating to the Offer filed with the Commission, and it may be examined and copies may be obtained at the same places and in the same manner as set forth in Section 9 (except that it will not be available at the regional offices of the Commission).

         As discussed in greater detail in Section 10, IMG has been retained by the Partnership as the property manager for its properties. Although Limited Partners do not have the direct right to remove or replace IMG as property manager or otherwise affect the terms of IMG's engagement under the terms of the Partnership Agreement, if the Purchaser is successful in acquiring the number of Interests sought in the Offer the Purchaser may have significant influence with respect to any future decisions by the Partnership concerning IMG's engagement as property manager, including possibly IMG's compensation for its services.

         Walton Street has agreed in the Insignia/Walton Street Agreement that it will not, and will cause certain of its affiliates not to, (a) directly or indirectly terminate, seek to terminate, cause the termination of, reduce the compensation then payable under, or otherwise interfere in any way with any contract between the Partnership and Insignia or any of Insignia's affiliates, unless Insignia or its affiliate has engaged in conduct with respect to such contract that constitutes gross negligence, intentional misconduct or fraud, or a material breach of such contract; or (b) instigate, encourage or assist any Limited Partner or any other third party to do any of the foregoing. Walton Street also has agreed that if at any time Walton Street or certain of its affiliates becomes the general partner of, or otherwise controls, the Partnership, then Walton Street, subject to its fiduciary duties, will, and will cause certain of its affiliates to, use their reasonable efforts to cause Insignia or one of its affiliates to continue to be engaged as the property manager for the Partnership's properties. Also, the Operating Agreement of the Purchaser provides that the members of the Purchaser (other than MAP) may not, directly or indirectly, take any actions to terminate or otherwise interfere with any property management contract between the Partnership and Insignia or any of its affiliates.

         Insignia has previously had preliminary discussions with The Balcor Company, which is an affiliate of the General Partner, concerning the acquisition by Insignia of the general partner interest in the Partnership held by the General Partner, but those discussions are not currently active. Insignia may, however, seek to reinitiate such discussions in the future. If successful in acquiring the general partner interest in the Partnership held by the General Partner, Insignia would have outright control over virtually all aspects of the Partnership's operations. However, the Insignia/Walton Street Agreement provides that Insignia and its affiliates generally may not (i) participate in, directly or indirectly, any solicitation of proxies or become a participant in any election contest with respect to any general partner interest in the Partnership, or (ii) acquire, directly or indirectly, any general partner interest in the Partnership, in each case without the consent of Walton Street.

         Neither the Purchaser nor Insignia has any present plans or intentions with respect to a liquidation, sale of assets or refinancing of any of the Partnership's properties, nor do they presently intend to change the current management or the operations of the Partnership or to seek to cause the Partnership to engage in any extraordinary transaction. However, the Purchaser's or Insignia's plans in these regards could change at any time in the future.

         SECTION 9.  CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.

         Except as otherwise indicated, information contained in this Section 9 is based upon documents and reports publicly filed by the Partnership with the Commission. Although the Purchaser has no information that any statements contained in this Section 9 are untrue, the Purchaser cannot take responsibility for the accuracy or completeness of any information contained in this Section 9 which is derived from such public documents, or for any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

         General. The Partnership was organized in 1979 under the laws of the State of Illinois. Its principal executive offices are located at 2355 Waukegan Road, Suite A200, Bannockburn, Illinois 60015. Its telephone number is (708) 267-1600.

         The Partnership's primary business is real estate ownership and related operations. The Partnership was formed for the purpose of investing in, acquiring, holding, maintaining, operating, improving, developing, selling, exchanging, leasing and otherwise using real property and interests therein for profit, and engaging in any and all activities related or incidental thereto. Under the Partnership Agreement, the term of the Partnership will continue until December 31, 2029, unless sooner terminated as provided in the Partnership Agreement or by law.

         At December 31, 1994, the Partnership's investment portfolio consisted of five residential apartment complexes: a 176-unit complex, a 216-unit complex, a 192-unit complex and a 232-unit complex, all in San Antonio, Texas, and a 216-unit complex in Colorado Springs, Colorado.

         Selected Financial and Property-Related Data. Set forth below is a summary of certain financial and statistical information with respect to the Partnership and its properties, all of which has been excerpted or derived from the Partnership's Annual Reports on Form 10-K for the years ended

December 31, 1994, 1993 and 1992 and the Partnership's Form 10-Qs for the nine months ended September 30, 1995 and 1994. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein. In addition, THE PURCHASER EXPECTS THAT THE PARTNERSHIP WILL FILE WITH THE COMMISSION AND MAIL TO LIMITED PARTNERS ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 SOMETIME PRIOR TO THE EXPIRATION OF THE OFFER. Such report would contain information, including audited financial statements of the Partnership, that is more current than the information summarized below. Limited Partners are urged to read that report in its entirety.

                      BALCOR EQUITY PROPERTIES LTD.--VIII
                            SELECTED FINANCIAL DATA
                    (in thousands, except per Interest data)

                                                   Nine Months
                                                      Ended                         Fiscal Year Ended
                                                  September 30,                       December 31,
                                              ----------------------       -----------------------------------
                                                 1995        1994             1994        1993        1992
                                                 ----        ----             ----        ----        ----
                                                   (unaudited)
 Statements of Operations Data:
    Rental and Service Income  . . . . . . .  $   4,482   $   4,289        $   5,724   $    5,272       5,312
    Total Income . . . . . . . . . . . . .    $   4,631   $   4,310        $   6,175   $    5,291  $    5,337
    Total Expenses . . . . . . . . . . . . .  $   4,272   $   4,258        $   5,761   $    5,618  $    5,904
    Net Income (Loss)  . . . . . . . . . . .  $     359   $      52        $     701   $     (327) $       32
    Net Income (Loss) per Interest . . . . .  $   11.86   $    1.72        $   23.12   $   (10.81) $     1.05

                                                      As of                               As of
                                                   September 30,                      December 31,
                                              ----------------------       -----------------------------------
                                                 1995        1994             1994        1993        1992
                                                 ----        ----             ----        ----        ----
                                                   (unaudited)
 Balance Sheet Data:
    Total Assets . . . . . . . . . . . . . .  $  15,484   $  14,628        $  15,387   $   15,170  $   14,278
    Total Liabilities  . . . . . . . . . . .  $  15,833   $  15,985        $  16,096   $   16,580  $   15,360
    Limited Partners' (Deficit)  . . . . . .  $    (127)  $  (1,125)       $    (483)  $   (1,177) $     (853)
    Interests Outstanding  . . . . . . . . .     30,005      30,005           30,005       30,005      30,005
    Book Value per Interest  . . . . . . . .  $   (4.24)  $  (37.50)       $  (16.11)  $   (39.22) $   (28.42)

                 Description of Properties. Set forth below is a table showing the name and location, the month of acquisition and the use of each of the Partnership's properties.

                                                  Date of
       Name and Location                        Acquisition                Use
       -----------------                        -----------                ---
       Cedar Creek Apts./Phase I                   04/81                Apartment
                  San Antonio, TX                                       176 units

       Cedar Creek Apts./Phase II                  04/81                Apartment
                  San Antonio, TX                                       216 units

       Greentree Village Apts.                     11/80                Apartment
                  Colorado Springs, CO                                  216 units

       Walnut Hills Apts./Phase I                  11/86                Apartment
                  San Antonio, TX                                       192 units

       Walnut Hills Apts./Phase II                 11/86                Apartment
                  San Antonio, TX                                       232 units

                 Initial Cost, Cost Adjustments, Real Estate and Accumulated Depreciation. Set forth below is a table showing the initial cost to the Partnership, cost adjustments subsequent to acquisition, gross carrying amounts as of December 31, 1994 and accumulated depreciation of each of the five residential apartment complexes owned by the Partnership.

                                       Initial Cost                        Cost Adjustments
                                      to Partnership                  Subsequent to Acquisition
                              ------------------------------ --------------------------------------------
                                             Buildings
                                                and                             Carrying    Reduction
Description                      Land       Improvements      Improvements        Costs      of Basis
-----------                   ----------    ------------      ------------      --------   -----------
Cedar Creek Apts./Phase I     $  196,020     $ 4,591,190         $ 94,448        $ 6,801   $(1,299,826)
Cedar Creek Apts./Phase II       300,000       6,189,358           59,907          9,336    (1,680,893)
Greentree Village                395,800       5,564,212          250,877         10,680          None
Walnut Hills Apts./Phase I       247,228       3,314,879           82,255         15,728      (347,203)
Walnut Hills Apts./Phase II      372,576       3,764,901           92,722         15,748      (402,797)
                              ----------     -----------         --------        -------   -----------
      Total                   $1,511,624     $23,424,540         $580,179        $58,293   $(3,730,719)
                              ==========     ===========         ========        =======   ===========
                                         Gross Amounts at Which
                                       Carried at Close of Period
                              ---------------------------------------------
                                             Buildings
                                                and                             Accumulated
Description                      Land       Improvements           Total        Depreciation
-----------                   ----------    ------------        -----------     ------------
Cedar Creek Apts./Phase I     $  143,150     $ 3,445,483        $ 3,588,633     $ 2,036,304
Cedar Creek Apts./Phase II       222,714       4,654,994          4,877,708       2,696,447
Greentree Village                396,747       5,824,822          6,221,569       3,467,727
Walnut Hills Apts./Phase I       224,767       3,088,090          3,312,857       1,306,685
Walnut Hills Apts./Phase II      338,520       3,504,630          3,843,150       1,293,548
                              ----------     -----------        -----------     -----------
      Total                   $1,325,898     $20,518,019        $21,843,917     $10,800,711
                              ==========     ===========        ===========     ===========


                 Mortgage Notes Payable. Set forth below is a table showing certain information regarding the outstanding mortgages encumbering the Partnership's residential apartment complexes as of December 31, 1994.

                            Carrying
                            Amount of         Current                            Current         Estimated
   Property Pledged         Notes at          Interest          Final            Monthly          Balloon
     As Collateral          12/31/94            Rate        Maturity Date        Payment          Payment
 --------------------- ------------------ ---------------  ---------------- ----------------  ----------------
 Apartment Complexes:
 Cedar Creek
       Phase I(a)         $ 2,350,562        9.38%               2003              $19,763        $2,138,000
       Phase II(b)          2,795,931        9.38%               2003               23,507         2,543,000

 Greentree Village          3,099,604        9.75%               2026               26,479              None

 Walnut Hills
       Phase I(c)           5,164,476        9.26%               2002               42,977         4,767,000
       Phase II(d)          1,910,147        9.26%               2002               15,896         1,763,000
                          -----------

       Total               15,320,720

--------------------
(a) In May 1993, this loan was refinanced. The interest rate increased from 9.25% to 9.38%, the maturity date was extended from August 1993 to June 2003 and the monthly payments increased from $18,510 to $19,763. A portion of the proceeds from the new $2,375,000 first mortgage loan were used to repay the existing first mortgage loan of $1,864,165.
(b) In May 1993, this loan was refinanced. The interest rate decreased from 9.75% to 9.38%, the maturity date was extended from September 1995 to June 2003 and the monthly payments decreased from $27,235 to $23,507. A portion of the proceeds from the new $2,825,000 first mortgage loan were used to repay the existing first mortgage loan of $2,729,330.
(c) In May 1993, this loan was refinanced. The interest rate increased from 9.25% to 9.26%, the maturity date was extended from March 1994 to June 2002 and the monthly payments increased from $21,845 to $42,977. A portion of the proceeds from the new $5,219,500 first mortgage loan were used to repay the existing first mortgage loan of $2,231,902.
(d) In May 1993, this loan was refinanced. The interest rate decreased from 10.25% to 9.26%, the maturity date was extended from October 1996 to June 2002 and the monthly payments decreased from $32,260 to $15,896. The proceeds from the new $1,930,500 first mortgage loan, along with Partnership cash reserves, were used to repay the existing first mortgage loan of $3,200,175.

All of the Partnership's loans described above require current monthly payments of principal and interest. Five year maturities of the above notes are summarized as follows:

                          1995             $ 108,000
                          1996             $ 119,000
                          1997             $ 130,000
                          1998             $ 143,000
                          1999             $ 157,000

During the years ended December 31, 1994, 1993 and 1992, the Partnership incurred interest expense on mortgage notes payable of $1,463,776, $1,419,454 and $1,374,149, respectively. The Partnership paid interest expense of $1,463,776, $1,419,454 and $1,355,940 in 1994, 1993 and 1992, respectively.

         Additional Information. The Partnership is subject to the information reporting requirements of the Exchange Act and accordingly is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Operating Budgets of the Partnership. In its capacity as property manager, IMG prepares operating budgets for each of the Partnership's properties for the General Partner's review and approval and has access to the final budgets for those properties. With the consent of the General Partner, IMG has provided the Partnership's 1995 and 1996 operating budgets to the Purchaser and Insignia. A summary of the Partnership's fiscal 1995 and 1996 operating budgets and the unaudited results of its operations for fiscal 1995 is set forth in the table below. The budgeted amounts provided below are figures that were not computed in accordance with generally accepted accounting principles ("GAAP"). Historically, budgeted operating results of operations for a particular fiscal year have differed significantly in certain respects from the audited operating results for that year. In particular, items that are categorized as capital expenditures for purposes of preparing the operating budgets are often re-categorized as expenses when the financial statements are audited and presented in accordance with GAAP. Therefore, the summary operating budgets presented for fiscal 1995 and 1996 should not necessarily be considered as indicative of what the audited operating results for fiscal 1995 or 1996 will be. Furthermore, any estimate of the future performance of a business, such as the Partnership's business, is forward-looking and based on numerous assumptions, some of which inevitably will prove to be incorrect. For this reason, it is probable that the Partnership's future operating results will differ from those projected in the operating budget, and those differences may be material. As a result, such information should not be relied upon by Limited Partners.

                                          1995               1995              1996
                                         Actual             Budget            Budget
                                    ----------------   ---------------   ----------------
Total Income  . . . . . . . . . .   $     5,859,668    $    5,945,876    $     5,973,398

Total Expenses  . . . . . . . . .   $     2,842,200    $    2,737,602    $     2,767,067

Net Operating Income  . . . . . .   $     3,017,468    $    3,208,274    $     3,206,331

Capital Expenditures  . . . . . .   $       538,594    $      520,952    $       594,990

         SECTION 10. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES. The Purchaser and its affiliates have conflicts of interest with respect to the Offer as set forth below.

         Conflicting Interests With Respect to the Partnership. If the Purchaser acquires a substantial number of interests, it will have conflicting interests in deciding how to vote on future extraordinary transactions affecting the Partnership (such as sales of the Partnership's assets or liquidation of the Partnership) as a result of the fact that a liquidation or sale of the Partnership's assets would result in a decrease or elimination of the property management fees paid to IMG (which is an affiliate of the Purchaser). In addition, the Purchaser is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser to purchase Interests at a low price and the desire of the Limited Partners to sell their Interests at a high price.

         Voting by the Purchaser. The Purchaser will seek to be admitted to the Partnership as a substitute Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Interest purchased pursuant to the Offer. Even if the Purchaser is not admitted to the Partnership as a substitute Limited Partner, however, the Purchaser nonetheless will have the right to vote each Interest purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser, MAP the officers of MAP and their designees as proxies with respect to the Interests tendered by such Limited Partners and accepted for payment by the Purchaser. As a result, if the Purchaser is successful in acquiring a significant number of Interests pursuant to the Offer, the Purchaser will have the right (subject to certain limitations described in Sections 7 and 8) to vote those Interests and thereby significantly influence all voting decisions with respect to the Partnership, including decisions concerning liquidation, amendments to the Partnership Agreement, and removal and replacement of the General Partners. This means that (i) non-tendering Limited Partners could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Limited Partners.

         Pursuant to the terms of the WIG Agreement, WIG generally must vote the Interests it owns as directed by the Purchaser and Walton Street in proportion to their respective percentage ownership interests in the Purchaser. Accordingly, upon consummation of the transfer of FMG's 25% general partner interest in WIG to the Purchaser, the Purchaser generally will have the right to direct the vote of 25% of the 2,025 Interests owned by WIG. With respect to any matter presented to Limited Partners relating to the removal or replacement of a general partner of the Partnership, however, Interests owned by WIG may not be voted in favor of any such removal or replacement without the prior written consent of FMG (or, after the transfer of the WIG interest is effected, the Purchaser), unless the replacement is one of the WIG partners or an affiliate thereof.

         Financing Arrangements. The Purchaser intends to pay for the Interests out of its existing working capital. See Sections 11 and 12. It is possible, however, that in connection with its future financing activities the Purchaser could pledge the Interests it purchases pursuant to the Offer as collateral for loans, or otherwise agree to terms which provide the Purchaser with incentives to generate substantial near-term cash flow from the Purchaser's investment in the Interests. This could be the case, for example, if a loan has a "bullet" maturity after a relatively short time or bears a high or increasing interest rate. In such a situation, the Purchaser may experience a conflict of interest in seeking to reconcile the best interests of the Partnership with the Purchaser's potential need for cash flow from the Partnership's activities. The Operating Agreement of the Purchaser does not prohibit or otherwise limit the Purchaser's ability to borrow money (including from Insignia) or to pledge the purchased Interests as collateral for any loan.

         Transactions with Affiliates. Pursuant to an agreement between Insignia and the Partnership, the Partnership has agreed, among other things, to cause Insignia to be retained as a manager of all properties controlled by the Partnership. On November 4, 1994, Insignia acquired substantially all of the assets of Allegiance Realty Group, Inc. ("Allegiance"). Those assets included the property management contracts for the Partnership's properties. Insignia assigned the management contracts for the Partnership's properties to IMG. The purchase agreement between Insignia and Allegiance contains non-compete provisions prohibiting Allegiance, its affiliate The Balcor Company ("Balcor"), an affiliate of the General Partner, and other affiliates from providing property management services with respect to any Balcor owned or controlled property subject to the acquisition for a period of five years and from providing property management services with respect to any non-Balcor owned or controlled property for a period of three years. In addition, if during the five years beginning with 1995, either (i) the management agreements with respect to Balcor owned or controlled properties are terminated without cause and Balcor or its affiliates subsequently receive financial consideration for entering into property management agreements or selling or transferring property management agreements with respect to such properties or (ii) Balcor sells or disposes of control of the general partner interest in such property owners (or if Balcor or any of its parents is sold) and, in either case, as a result thereof, Insignia suffers a loss of more than 5% of aggregate annual management fees from such properties, then Insignia is entitled to compensation from Balcor in the form of a retroactive decrease in the purchase price. Pursuant to this arrangement, since November 1994 the Partnership has paid IMG property management fees for property management services and reimbursed IMG for certain expenses incurred by it. Property management fees paid to IMG amounted to $44,477 for the period from November 4 to December 31, 1994 and $281,661 for the year ended December 31, 1995. Under the Partnership's 1996 budget, the Partnership is scheduled to pay IMG approximately $293,103 in property management fees during 1996.

         SECTION 11. CERTAIN INFORMATION REGARDING THE PURCHASER, MAP AND INSIGNIA.

         The Purchaser. The Purchaser is a newly-formed Delaware limited liability company which was organized for the purpose of acquiring the Interests, as well as limited partnership interests in other real estate partnerships that are affiliated with the Partnership. The Purchaser has not engaged in any business activity other than in connection with the Offer and the acquisition of limited partnership interests in such other partnerships. The Purchaser does not have any significant liabilities at the present time, and the Purchaser does not presently anticipate that it will have any significant liability after the consummation of the Offer. Set forth below is certain unaudited financial information with respect to the Purchaser. The Purchaser has not prepared audited financial statements in the ordinary course of its business (and does not intend to do so in the future); accordingly, audited financial statements of the Purchaser were not available or obtainable without unreasonable expense.

                      METROPOLITAN ACQUISITION VII, L.L.C.
                                 BALANCE SHEET
                                  (unaudited)

                                                                              As of
                                                                          March 11, 1996
                                                                       -------------------
 ASSETS
 Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   21,596,000
 Due from Affiliate(1) . . . . . . . . . . . . . . . . . . . . . . . .   $    1,700,000
 Due from Subscribing Member(2)  . . . . . . . . . . . . . . . . . . .   $   10,000,000
                                                                          -------------
     Total Assets  . . . . . . . . . . . . . . . . . . . . . . . . . .   $   33,296,000
                                                                          =============
 LIABILITIES AND MEMBERS' CAPITAL
 Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $            0
 Members' Capital  . . . . . . . . . . . . . . . . . . . . . . . . . .   $   33,296,000
                                                                          -------------
     Total Liabilities and Members' Capital  . . . . . . . . . . . . .   $   33,296,000
                                                                          =============

 -----------------
 (1) Represents the 25% general partner interest in WIG to be transferred to the Purchaser by FMG.
 (2) Represents the cash contribution due to the Purchaser pursuant to an irrevocable subscription agreement from an affiliate of Apollo Real Estate Advisors, L.P., which contribution will be made in full upon the consummation of the Offer.

         The principal executive offices of the Purchaser are located at One Insignia Financial Plaza, Greenville, South Carolina 29601. The Purchaser does not have any employees.

         MAP. MAP is a newly-formed, wholly-owned subsidiary of Insignia. MAP's only significant asset is its membership interest in the Purchaser, and it does not presently have any liabilities. MAP is the managing member of the Purchaser. The principal executive offices of MAP are located at One Insignia Financial Plaza, Greenville, South Carolina 29601. For certain information concerning the directors and executive officers of MAP, see Schedule I to this Offer to Purchase.

         Insignia. Insignia is a full service real estate service organization which performs property management, asset management, investor services, partnership administration, mortgage banking, real estate brokerage services, and real estate investment banking services for various ownership entities, including approximately 1,000 limited partnerships having approximately 400,000 limited partners. Insignia believes it is the largest manager of multifamily residential properties in the United States, managing approximately 300,000 units of multifamily residential housing. Insignia also is a significant manager of commercial property, managing approximately 64,000,000 square feet of retail and commercial space. Insignia has offices located in approximately 500 cities in 48 states. Insignia is a public company whose stock is listed on the New York Stock Exchange (the "NYSE").

         The principal executive offices of Insignia are located at One Insignia Financial Plaza, Greenville, South Carolina 29601. For certain information concerning the directors and executive officers of Insignia, see
Schedule I to this Offer to Purchase.

         Insignia is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Insignia's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Insignia's securities, any material interests of such persons in transactions with Insignia and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Insignia's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection in the same manner as set forth with respect to the Partnership in Section 9. In addition, such material should also be available for inspection at the library of the NYSE, located at 20 Broad Street, New York, New York 10005.

         Set forth below is certain consolidated financial information with respect to Insignia and its consolidated subsidiaries for its fiscal years ended December 31, 1994 and 1993 and its fiscal third quarters ended September 30, 1995 and 1994. More comprehensive financial and other information is included in Insignia's Annual Report on Form 10-K for the year ended December 31, 1994 (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Insignia with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above.

                         INSIGNIA FINANCIAL GROUP, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                ($ in thousands)

                                                      Nine Months Ended
                                                        September 30,          Year Ended December 31,
                                                      1995          1994         1994          1993
                                                   ----------   -----------   -----------   ----------
                                                         (unaudited)
 Statements of Operations Data:
    Total Revenues . . . . . . . . . . . . . .     $89,177       $50,443       $75,566      $52,577
    Income Before Taxes and Extraordinary Item       8,840         8,808        12,101        8,074
    Net Income . . . . . . . . . . . . . . . .       5,304         5,286         7,261        4,670

                                                     As of September 30,         As of December 31,
                                                      1995          1994         1994          1993
                                                   ----------   -----------   -----------   ----------
                                                         (unaudited)
 Balance Sheet Data:
    Cash and Cash Equivalents  . . . . . . . .    $ 27,643       $33,153       $36,596      $34,005
    Receivables  . . . . . . . . . . . . . . .      27,738        11,833        13,572        8,428
       Total Assets  . . . . . . . . . . . . .     226,988        96,553       174,272       88,835
    Accounts Payable . . . . . . . . . . . . .       1,832         2,682         3,478        1,948
    Accrued and Sundry Liabilities . . . . . .      24,394        12,085        18,790       14,208
    Long-term Debt . . . . . . . . . . . . . .      97,119         5,084        73,198        1,139
       Total Liabilities . . . . . . . . . . .     123,345        19,851        95,466       17,295
    Redeemable Convertible Preferred Stock . .      15,000            --            --           --
    Minority Interest of Consolidated
 Subsidiaries  . . . . . . . . . . . . . . . .       2,688            --            --           --
       Shareholders' Equity  . . . . . . . . .      85,955        76,702        78,806       71,540

         Except as otherwise set forth in this Offer to Purchase, none of the Purchaser, or, to the best of the Purchaser's knowledge, any of the persons listed on Schedule I hereto, or any affiliate of the foregoing, (i) beneficially owns or has a right to acquire any Interests, (ii) has effected any transaction in the Interests, or (iii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

         SECTION 12. SOURCE OF FUNDS. Simultaneously with the Offer, the Purchaser is making tender offers for limited partnership interests in seven other partnerships affiliated with the Partnership. If the Purchaser is successful in purchasing the maximum number of limited partnership interests sought in each of the other tender offers and in this Offer, it expects that approximately $32,000,000 will be required to purchase such interests and to pay related fees and expenses. The Purchaser intends to use its existing working capital to fund all such purchases. Accordingly, the Offer is not conditioned upon the Purchaser obtaining financing.

         SECTION 13.  BACKGROUND OF THE OFFER.

         Relationship with the Partnership and Balcor. IMG began providing property management services to the Partnership in November 1994 following Insignia's purchase of the assets of Allegiance. In connection with that purchase, Insignia entered into certain non-compete and other agreements with Balcor, an affiliate of the General Partner. See Section 10. Because of this business relationship, Insignia and the Purchaser are familiar with the Partnership and the properties it owns and operates. In addition, Insignia has previously had preliminary discussions with The Balcor Company, which is an affiliate of the General Partner, concerning the acquisition by Insignia of the general partner interest in the Partnership held by the General Partner, but those discussions are not currently active. Insignia may, however, seek to reinitiate such discussions in the future. If successful in acquiring the general partner interest in the Partnership held by the General Partner, Insignia would have outright control over virtually all aspects of the Partnership's operations (subject to the limitations described in Sections 7 and 8 relating to the WIG Agreement and the Insignia/Walton Street Agreement).

         In connection with the Offer, the General Partner has provided the Purchaser and Insignia with certain non-public information concerning the Partnership's properties. A summary of such information (on a property by property basis) is set forth on Exhibit A to this Offer to Purchase.

         The Walton Street Offer and WIG. In November 1995, Walton Street commenced the Walton Street Offer at a purchase price of $165 per Interest. Pursuant to an agreement between FMG, which is an affiliate of the Purchaser and a wholly-owned subsidiary of Insignia, Walton Street agreed to assign its right to purchase the Interests tendered pursuant to the Walton Street Offer to WIG. WIG was a newly-formed joint-venture partnership between FMG and Walton Street, in which FMG owns a 25% general partner interest and Walton Street owns a 75% general partner interest. A description of this arrangement was included in the tender offer documents relating to the Walton Street Offer filed with the Commission.

         On December 27, 1995, the Walton Street Offer expired pursuant to its terms, and WIG purchased 2,025 Interests pursuant thereto. In connection with the organization of the Purchaser in March 1996, FMG has agreed to assign its 25% general partner interest in WIG to the Purchaser. Upon consummation of the transfer of such interest, the Purchaser will be a general partner of WIG and, accordingly, will beneficially own the 2,025 Interests purchased by WIG pursuant to the Walton Street Offer. Under the terms of the WIG Agreement, however, the Purchaser generally will have the right to direct the vote of only 25% of the Interests owned by WIG. See Sections 7 and 10.

         Determination of Purchase Price. In establishing the Purchase Price, the Purchaser reviewed certain publicly available information and certain non-public information made available to it by the General Partner, including among other things: (i) the Partnership Agreement, as amended to date; (ii) the Partnership's 1994 Form 10-K and Form 10-Q for the nine months ended September 30, 1995; (iii) unaudited results of operations of the Partnership's properties for the period since the beginning of the Partnership's last fiscal year; (iv) the operating budgets prepared by IMG with respect to the Partnership's properties for the years ending December 31, 1995 and 1996; (v) the information contained on Exhibit A to this Offer to Purchase; and (vi) other information obtained by IMG, Insignia and other affiliates in their capacities as providers of property management services to the Partnership, including discussions between the Purchaser and various employees of IMG concerning the operations and physical condition of the properties as well as the competition in the market in which such properties are located. The Purchaser also considered the potential for future distributions by the Partnership and the experience of Insignia and its affiliates in owning, operating, purchasing and selling properties of a similar nature when establishing the Purchase Price. Based on its review of all of the information available to it, the Purchaser considered several factors, including those discussed below.

                 Trading History of Interests. Secondary market sales activity for the Interests, including privately negotiated sales, have been limited and sporadic. Set forth in the table below are the high and low sales prices of Interests for the quarterly periods from January 1994 to December 1995, as reported by Robert A. Stanger & Co., Inc. ("Stanger"), an independent, third-party source. The gross sales prices reported by Stanger do not necessarily reflect the net sales proceeds actually received by sellers of Interests, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The Purchaser does not know how many Interests have traded at either the high or the low sales prices reported below, nor does the Purchaser know whether the information compiled by Stanger is accurate or complete.

                      BALCOR EQUITY PROPERTIES LTD.--VIII
                 REPORTED SALES PRICES OF PARTNERSHIP INTERESTS

                                                                                  As Reported by Stanger
                                                                            ----------------------------------
                                                                                Low Sales        High Sales
                                                                                  Price            Price
                                                                               Per Interest     Per Interest
                                                                             ---------------  ---------------
 Fiscal Year Ended December 31, 1995:
    Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . .        150.00            250.00
    Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        114.33            180.00
    Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . .        102.00            118.00
    First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        102.00            102.00
 Fiscal Year Ended December 31, 1994:
    Fourth Quarter   . . . . . . . . . . . . . . . . . . . . . . . . . . .        102.00            102.00
    Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         25.00             25.00
    Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . .           n/a               n/a
    First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           n/a               n/a

         The Purchaser believes that although secondary market sales information probably is not a reliable measure of value because of the limited and inefficient nature of the market for Interests, this information may be relevant to a Limited Partner's decision as to whether to tender its Interests pursuant to the Offer. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sell offers by holders of Interests) are the only means available to a Limited Partner to liquidate an investment in Interests (other than the Offer) because the Interests are not listed or traded on any national securities exchange or quoted on any NASDAQ list or system.

                 Alex Brown Estimate. The General Partner reported in its Statement on Schedule 14D-9 filed with the Commission (the "Schedule 14D-9") in connection with the Walton Street Offer in November 1995 that its financial advisor, Alex Brown, had provided to the General Partner a report on the theoretical value per Interest in a liquidation of the Partnership within one year. Alex Brown's analysis is stated to be "based on (a) historical and anticipated net operating income for 1995 data provided to us [Alex Brown] by you [the General Partner]; (b) capitalization assumptions prepared by us based in part upon relevant real-estate profiles provided to us by you; and, (c) on site visits of properties and interviews with property managers at a sample of properties we deemed appropriate." Based on that analysis, Alex Brown states in its report that in its opinion the liquidation value per Interest is between $448 and $468. Alex Brown's report states: "THE VALUATION STATED HEREIN DOES NOT CONSTITUTE A RECOMMENDATION TO THE HOLDERS OF THE UNITS, NOR ARE WE [ALEX BROWN] EXPRESSING ANY OPINION ON THE FAIRNESS OR ADEQUACY OF THE OFFER." Furthermore, Alex Brown's report expressly assumes an "orderly liquidation over twelve months" of the Partnership's assets. The Purchaser does not believe that a liquidation of the Partnership in such a short time period is realistically possible or likely to occur, however.

         Set forth below is a summary of certain of Alex Brown's valuation assumptions and the results of its liquidation analysis. A copy of Alex Brown's report was provided to the Purchaser and Insignia by the General Partner at their request.

                      BALCOR EQUITY PROPERTIES LTD.--VIII
                    ALEX. BROWN LIQUIDATION ANALYSIS SUMMARY
                 ($ in thousands, except per Interest amounts)

                                        Cap       Sales     Cost of       Debt         Net         Prepay        Net
         Property             NOI       Rate      Value     Sale(2%)     Payoff      Proceeds    Penalties     Proceeds
 ------------------------   -------   -------   ---------   --------  -----------   ----------   ----------   ----------
 Cedar Creek / Phase I      $  399     10.50%   $  3,802    $  (76)   $  (2,335)    $   1,391    $   (117)    $   1,274

 Cedar Creek / Phase II        526     10.50%      5,006      (100)      (2,777)        2,129        (139)        1,990

 Walnut Hills / Phase I        487     10.00%      4,871       (97)      (3,182)        1,592        (159)        1,433

 Walnut Hills / Phase II       609     10.00%      6,086      (122)      (3,844)        2,120        (192)        1,928

 Greentree Village             913     10.25%      8,906      (178)      (3,085)        5,643           0         5,643
                            ------              --------    -------   ----------    ---------    ---------    ---------

     TOTALS                 $2,934              $ 28,672    $ (573)   $ (15,223)    $  12,875    $   (607)    $  12,268


                                                          Working Capital Balance   $   1,162                 $   1,162
                                                                                    ---------                 ---------

                                                       Total Liquidation Proceeds      14,037                    13,431

                                                              No. of LP Interests      30,005                    30,005

                                                                  Per LP Interest   $     468                 $     448
                                                                                    =========                 =========


                 Purchaser's Estimate of Gross Real Estate Value. In estimating the gross real estate value of the Partnership's properties, the Purchaser utilized the capitalization of income approach. The estimate of the gross real estate value of the Partnership's properties prepared by the Purchaser does not purport to be an estimate of the aggregate fair market value of the Interests themselves, nor should it be viewed as such by Limited Partners. Neither the Purchaser nor any of its affiliates prepared any estimates of the values of the Partnership's properties based upon any other valuation method.

         The following is a description of the methodology employed by the Purchaser in preparing such estimates (as used below, "net operating income" is calculated before depreciation, amortization, debt service payments and certain capital expenditure items):

         CEDAR CREEK APARTMENTS/PHASES I AND II. In estimating the value of this property, the Purchaser reviewed the gross rental income generated by the property in the month of December 1995 ($143,264) and annualized that amount, and then added to the annualized gross rental income amount ($1,719,168) the amount of other income budgeted to be generated by the property during 1996 ($106,916), resulting in the Purchaser's estimate of the total annual revenues of the property for underwriting purposes. To arrive at its estimate of the annual net operating income of the property for underwriting purposes, the Purchaser then reduced the estimated total revenues ($1,826,084) by the amount of actual operating expenses (other than insurance and property taxes) incurred during 1995 ($814,805) and by the amount of insurance and property tax expenses budgeted to be incurred in 1996 ($323,930). Next, the Purchaser adjusted its net operating income estimate of $687,349 to decrease it by $300 per apartment unit (or an aggregate of $117,600), representing the Purchaser's estimate of the adjustment that would be imputed by a third-party purchaser in underwriting the operating expenses of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($804,949) at a 10.0% rate, resulting in an estimated gross property value of $8,049,490.

         WALNUT HILLS APARTMENTS/PHASES I AND II.   In estimating the value of
this property, the Purchaser reviewed the gross rental income generated by the property in the month of December 1995 ($170,710) and annualized that amount, and then added to the annualized gross rental income amount ($2,048,520) the amount of other income budgeted to be generated by the property during 1996 ($95,184), resulting in the Purchaser's estimate of the total annual revenues of the property for underwriting purposes. To arrive at its estimate of the annual net operating income of the property for underwriting purposes, the Purchaser then reduced the estimated total revenues ($2,143,704) by the amount of actual operating expenses (other than insurance and property taxes) incurred during 1995 ($765,564) and by the amount of insurance and property tax expenses budgeted to be incurred in 1996 ($440,827). Finally, the Purchaser capitalized its adjusted net operating income amount ($937,313) at a 10% rate, resulting in an estimated gross property value of $9,373,130.

         GREENTREE VILLAGE APARTMENTS. In estimating the value of this property, the Purchaser reviewed the gross rental income generated by the property in the month of December 1995 ($118,638) and annualized that amount, and then added to the annualized gross rental income amount ($1,423,656) the amount of other income budgeted to be generated by the property during 1996 ($160,450), resulting in the Purchaser's estimate of the total annual revenues of the property for underwriting purposes. To arrive at its estimate of the annual net operating income of the property for underwriting purposes, the Purchaser then reduced the estimated total revenues ($1,584,106) by the amount of actual operating expenses (other than insurance and property taxes) incurred during 1995 ($456,116) and by the amount of insurance and property tax expenses budgeted to be incurred in 1996 ($66,126). Next, the Purchaser adjusted its net operating income estimate of $1,061,864 to reduce it by $500 per apartment unit (or an aggregate of $108,000), representing the Purchaser's estimate of recurring capital improvement requirements and the adjustment that would be imputed by a third-party purchaser in underwriting the operating expenses of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($953,864) at a 11% rate, resulting in an estimated gross property value of $8,671,491. The Purchaser understands that this property is currently under due diligence review by a prospective buyer. Although the Purchaser has been advised that the offering price for the property is $8,750,000, the Purchaser does not have any information concerning the seriousness of the party reviewing the property, the likelihood of a sale of the property to such party (or to any other party), or other terms and conditions of any such potential sale. The Purchaser chose not to utilize the contract price as its estimated gross property value.

         Based on the individual estimates of the gross values of the Partnership's properties described above, the Purchaser estimated that the current aggregate gross real estate value of the Partnership's properties is $26,094,111 (the "Gross Real Estate Value Estimate"). The property-specific capitalization rates used by the Purchaser in the valuation estimates described above were based upon the Purchaser's and Insignia's knowledge of expenses relating to operating properties in the relative markets in which the Partnership's properties are located and their experience in the real estate market in general. The Purchaser's Gross Real Estate Value Estimate of $26,094,111 is approximately 0.7% greater than FMG's estimate of the gross value of the same properties of $25,901,137, which estimate was prepared by FMG in December 1995 in connection with the Walton Street Offer and was included in the tender offer documents relating to the Walton Street Offer. The principal reason for this difference is the Purchaser's observation that similar properties in the geographic areas in which the Partnership's properties are located have been sold or contracted for sale in the recent past at prices in excess of what the Purchaser would have expected, and in excess of what FMG considered to be the "market" for such properties in December 1995.

         Although there are several other methods of estimating the value of real estate of this type, the Purchaser believes that this approach represents a reasonable method of estimating the aggregate gross value of the Partnership's properties (without taking into account the costs of disposing of the properties), subject to the substantial uncertainties inherent in any estimate of value. The use of other assumptions, however, particularly as to the applicable capitalization rate, could produce substantially different results. Neither the Purchaser nor Insignia solicited any offers or inquiries from prospective buyers of the Partnership's properties in connection with preparing the Purchaser's estimates of the fair market values of those properties, and the actual amounts for which the Partnership's properties might be sold could be significantly higher or significantly lower than the Purchaser's estimates.

         The Gross Real Estate Value Estimate does not take into account (i) the debt encumbering the Partnership's properties or the other liabilities of the Partnership, (ii) cash and other assets held by the Partnership, (iii) real estate transaction costs that would be incurred on a sale of the Partnership's properties, such as brokerage commissions and other selling and closing expenses, (iv) timing considerations or (v) costs associated with winding up the Partnership. For this reason, the Purchaser considers the Gross Real Estate Value Estimate to be less meaningful in evaluating the Purchase Price offered by the Purchaser than its pro forma estimate of the net liquidation value per Interest described below.

                 Purchaser's Pro Forma Estimate of Net Liquidation Value per Interest. The Purchaser is offering to purchase Interests, which are a relatively illiquid investment, and is not offering to purchase the Partnership's underlying assets or assume any of its liabilities.
Consequently, the Purchaser does not believe that the per-Interest amount which might be distributed to Limited Partners following a future sale of all the Partnership's properties necessarily reflects the present fair value of an Interest. Conversely, the realizable value of the Partnership's assets clearly is a relevant factor in determining the price a prudent purchaser would offer for Interests. In considering this factor, the Purchaser made a pro forma calculation of the amount each Limited Partner might receive in a theoretical orderly liquidation of the Partnership (which may not be realistically possible, particularly in the near term, due to real estate market conditions, the general difficulty of disposing of real estate in a short period of time, and other general economic factors), based on the Gross Real Estate Value Estimate described above and the other considerations described below.

         In estimating the pro forma net liquidation value per Interest, the Purchaser adjusted its Gross Real Estate Value Estimate of $26,094,111 to reflect the Partnership's other assets (excluding prepaid and deferred expenses) and liabilities. Specifically, the Purchaser added the amounts of cash, accounts receivable and escrow deposits shown on the Partnership's unaudited balance sheet at September 30, 1995 ($4,355,341) and subtracted all liabilities shown on that balance sheet ($15,792,389). The Purchaser then deducted from that amount $4,183,388, representing (i) the special distribution of $93.07 per Interest made to Limited Partners in October 1995, (ii) the Purchaser's estimate (based upon information provided by the General Partner) of the prepayment penalties the Partnership would likely incur as a result of currently retiring in full the debt encumbering the Partnership's properties in connection with a liquidation, and (iii) a reserve equal to 3% of the Gross Real Estate Value Estimate (which represents the Purchaser's estimate of the probable costs of brokerage commissions, real estate transfer taxes and other disposition expenses). The result, $10,473,675 represents the Purchaser's pro forma estimate of the aggregate net liquidation proceeds (before provision for the costs described in the following sentence) which could be realized on an orderly liquidation of the Partnership, based on the assumptions implicit in
the calculations described above.   The Purchaser did not, however, deduct any
amounts in respect of the legal and other costs which the Purchaser expects would be incurred in a liquidation, including costs of negotiating purchase and sale contracts, possibly conducting a consent solicitation in order to obtain the Limited Partners' approvals for the sales as may be required by the Partnership Agreement, and winding up the Partnership, because of the difficulty of estimating those amounts.

         To complete its pro forma estimate of the amount of the theoretical liquidation proceeds that would be distributable per Interest, the Purchaser divided the estimated aggregate net liquidation proceeds of $10,473,675 by the 30,005 Interests reported as outstanding by the Partnership in its Form 10-Q for the nine month period ended September 30, 1995 filed with the Commission. The resulting estimated pro forma liquidation value was $349 per Interest (the "Estimated Liquidation Value"), before provision for the legal and other costs of liquidating the Partnership described in the last sentence of the preceding paragraph. If the Purchaser had not taken into account any mortgage prepayment penalties in performing its liquidation analysis, the resulting estimated pro forma liquidation value would have been $369 per Interest.

         The Purchaser's pro forma liquidation analysis described above is merely theoretical and does not itself reflect the value of the Interests because (i) there is no assurance that any such liquidation in fact will occur in the foreseeable future and (ii) any liquidation in which the estimated fair market values described above might be realized would take an extended period of time (at least a year, and quite possibly significantly longer), during which time the Partnership and its partners would continue to be exposed to the risk of fluctuations in asset values because of changing market conditions and other factors. For any property sales in which the Partnership is required to indemnify the buyer for matters arising after the closing, a portion of the sales proceeds could be held by the Partnership until all possible claims were satisfied, further extending the delay in the receipt by the Limited Partners of liquidation proceeds. Because of these factors, the Purchaser believes the actual current value of an Interest is substantially less than its estimate of the Estimated Liquidation Value. Conversely, there is a substantial possibility that the per-Interest value realized in an orderly liquidation could be greater than the Estimated Liquidation Value. A reduction in either operating expenses or capital expenditures from the levels reflected in the property operating statements for the year ended December 31, 1995 would result in a higher liquidation value under the method described above. Similarly, a higher liquidation value would result if a buyer applied lower capitalization rates (reflecting a willingness to accept a lower rate of return on its investment) to the net operating income generated by the Partnership's properties than the capitalization rates applied by the Purchaser. A 5% increase or decrease in the aggregate value of the Partnership's properties would produce a corresponding increase or decrease in the liquidating distribution to Limited Partners of approximately $42 per Interest. Furthermore, the analysis described above is based on a series of assumptions, some of which may not be correct. For example, the above analysis assumes the incurrence of substantial mortgage prepayment penalties as a result of an immediate sale of all of the Partnership properties, some of which might be lower if the properties are not in fact sold until a later date. Accordingly, this analysis should be viewed as merely indicative of one aspect of the

Purchaser's approach to valuing Interests and not as in any way predictive of the likely result of any future transactions.

         SECTION 14. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or to pay for any Interests tendered if (i) the Purchaser shall have been informed that upon the purchase of Interests pursuant to the Offer, the Purchaser will not be admitted to the Partnership as a Limited Partner as to all such Interests or will not be permitted to exercise the proxies granted to the Purchaser by tendering Limited Partners, or (ii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer and in addition to the Purchaser's right to withdraw the Offer at any time before the Expiration Date, the Purchaser will not be required to accept for payment or pay for any Interests not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Interests if, at any time on or after the date of the Offer and before the acceptance of such Interests for payment or the payment therefor, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Interests by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Interests, including, without limitation, the right to vote any Interests acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Limited Partners, (iii) requires divestiture by the Purchaser of any Interests, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph
(a) above;

         (c) any change or development shall have occurred or been threatened since the date of the Offer to Purchase, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that does or may have a material adverse effect on the value of the Interests; or

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

         The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

         SECTION 15.  CERTAIN LEGAL MATTERS.

         General. The Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Interests by the Purchaser pursuant to the Offer, other than the filing of a Tender Offer Statement on
Schedule 14D-1 with the Commission (which has already been filed) and any required amendments thereto. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval
or action would be sought.   Although there is no present intent to delay the
purchase of Interests tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Interests thereunder.

         Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Interests contemplated by the Offer.

         Margin Requirements. The Interests are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

         SECTION 16. FEES AND EXPENSES. Except as set forth in this Section 16, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Interests pursuant to the Offer. The Purchaser has retained The Herman Group, Inc. to act as Information Agent/Depositary in connection with the Offer. The Purchaser will pay the Information Agent and the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and has agreed to indemnify the Information Agent/Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

         SECTION 17. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Assignment of Partnership Interest and is being made to all holders of Interests. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Interests pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Interests in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

         The Purchaser has filed with the Commission a Tender Offer Statement on Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 (except that they will not be available at the regional offices of the Commission).

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE ASSIGNMENT OF PARTNERSHIP INTEREST AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


                                        METROPOLITAN ACQUISITION VII, L.L.C.


March 11, 1996

                                   SCHEDULE I

         INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                                MAP AND INSIGNIA


1. DIRECTORS AND EXECUTIVE OFFICERS OF INSIGNIA. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Insignia. Insignia owns its interest in the Purchaser through its wholly-owned subsidiary Insignia Capital Corporation, a passive investment company with no significant operations of its own. Unless otherwise indicated, each person identified below is employed by Insignia. The principal business address of Insignia and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29601. Directors are identified by an asterisk. All persons identified below are United States citizens.

                                                         Present Principal Occupation
                                                               or Employment and
 Name                                                    Five-Year Employment History
 ----                                                    ----------------------------
 Andrew L. Farkas*                  Andrew L. Farkas has been a director of Insignia since its inception in July 1990, has been Chairman and Chief Executive Officer of
                                    Insignia since January 1991, and has been President since May 1995.
                                    Prior to August 1993, Mr. Farkas was the sole director of Insignia.
                                    Mr. Farkas has been the president and sole director and stockholder of
                                    Metropolitan Asset Group, Ltd. ("MAG"), a real estate investment banking firm, since January 1983.

 Robin L. Farkas*                   Robin L. Farkas has been a director of Insignia since August 1993.
                                    Mr. Farkas is the retired Chairman of the Board and Chief Executive
                                    Officer of Alexander's Inc., a real estate company.  He served in that capacity from 1984 until 1993.  Alexander's Inc. filed a petition under Chapter 11 of the Federal Bankruptcy Code in May 1992.  He is
                                    also a director of Refac Technology Development Corporation and of
                                    Greenman Bros. Inc.

 Merril M. Halpern*                 Merril M. Halpern has been a director of Insignia since August 1993.
   c/o Charterhouse                 Mr. Halpern has been Chairman of the Board of Directors and co-chief
   535 Madison Avenue               executive officer of Charterhouse Group International, Inc.
   New York, NY 10022               ("Charterhouse"), a privately-owned investment firm which, among other things, actively engages in making private equity investments in a broad range of industrial and service companies located primarily in the United States, for more than the past five years.  Mr. Halpern is also a director of Charter Power Systems, Inc., DMPF Corp. and
                                    Dreyer's Grand Ice Cream, Inc.

                                                         Present Principal Occupation
                                                               or Employment and
 Name                                                    Five-Year Employment History
 ----                                                    ----------------------------
 John F. Jacques*                   John F. Jacques has been a director of Insignia since August 1993 and
   102 Woodmont Blvd.               with the Office of the Chairman of Insignia since January 1992.  Since
   Suite 400                        July 1995 he has served as President of Compleat Resource Group, Inc.
   Nashville, TN 37205              From January 1969 until December 1991, Mr. Jacques was the Chief
                                    Executive Officer of Jacques-Miller, Inc., a real estate syndication firm that sold substantially all of its assets to Metropolitan Asset
                                    Enhancement, L.P., a limited partnership in which Insignia has a limited partnership interest ("MAE"), in December 1991.

 Robert G. Koen*                    Robert G. Koen has been a director of Insignia since August 1993.
   399 Park Avenue                  Since January 1996, Mr. Koen has been a partner in the law firm Akin,
   New York, NY 10022               Gump, Strauss, Hauer & Feld, which represents Insignia or certain of its affiliates from time to time.  From January 1991 to January 1996,
                                    Mr. Koen was a partner in the law firm LeBoeuf, Lamb, Greene & MacRae.

 Michael Lipstein*                  Michael Lipstein has been a director of Insignia since August 1993.
   110 East 59th Street             Mr. Lipstein is, and for more than the past five years has been, self-
   New York, NY 10022               employed in the real estate business, including ownership, management, and lending.

 Buck Mickel*                       Buck Mickel has been a director of Insignia since August 1993.  Mr.
   Fluor Daniel                     Mickel has been Chairman of the Board and Chief Executive Officer of
   301 N. Main Street               RSI Holdings, a company offering distribution of outdoor equipment,
   Greenville, SC 29601             for more than the past five years.  Mr. Mickel is also a director of
                                    Fluor Corporation, The Liberty Corporation, NationsBank Corporation,
                                    Emergent Group, Inc., Delta Woodside Industries, Inc., Duke Power
                                    Company and Textile Hall Corporation.

 James A. Aston                     James A. Aston has been with the Office of the Chairman since July
                                    1994.  From January 1991 to July 1994, Mr. Aston was Managing Director
                                    -- Investment Banking of Insignia.

 Frank M. Garrison                  Frank M. Garrison has been an Executive Managing Director of Insignia
   102 Woodmont Blvd.               and President of Insignia Financial Services, a division of Insignia,
   Suite 400                        since July 1994, and was Managing Director -- Investment Banking of
   Nashville, TN 37205              Insignia from January 1993 to July 1994.  From January 1992 to
                                    December 1992, Mr. Garrison was the Vice President -- Investment
                                    Banking of Insignia.  From January 1991 to December 1991, Mr. Garrison
                                    was employed by Donelson Ventures Holdings, L.P., a limited partnership engaged in real estate investing activities.

 Neil J. Kreisel                    Neil J. Kreisel has been an Executive Managing Director of Insignia
   Kreisel Company, Inc.            and President of Insignia Management Services -- New York, Inc., a
   331 Madison Avenue               subsidiary of Insignia, since September 1995.  For more than the past
   New York, NY 10017               five years, Mr. Kreisel has been President and Chief Executive Officer of Kreisel Company, Inc.

                                                         Present Principal Occupation
                                                               or Employment and
 Name                                                    Five-Year Employment History
 ----                                                    ----------------------------
 Thomas R. Shuler                   Thomas R. Shuler has been Managing Director -- Residential Property
                                    Management of Insignia since March 1991 and Executive Managing
                                    Director and President of Insignia Management Services, a division of
                                    Insignia, since July 1994.  From January 1983 until March 1991, Mr.
                                    Shuler served in various capacities, including President of the
                                    Management Division of Hall Financial Group, Inc., a property management organization located in Dallas, Texas.

 Ronald Uretta                      Ronald Uretta has been Insignia's Chief Financial Officer and
                                    Treasurer since January 1992.  He also served as Secretary of Insignia from January 1992 to June 1994.  Since September 1990, Mr. Uretta has
                                    also served as the Chief Financial Officer and Controller of MAG.

 John M. Beam, Jr.                  John M. Beam, Jr. has been President of Insignia's mortgage banking affiliate, Insignia Mortgage & Investment Company, since January 1991.

 Jeffrey L. Goldberg                Jeffrey L. Goldberg has been Managing Director -- Investment Banking of Insignia since July 1994 and served as Managing Director -- Asset
                                    Management of Insignia from January 1991 until July 1994.  Since April
                                    1990, Mr. Goldberg has been an officer of MAG, and currently serves as an Executive Vice President.

 Albert H. Gossett                  Albert H. Gossett has been Vice President and Chief Information
                                    Officer of Insignia since January 1991 and Senior Vice President and
                                    Chief Information Officer of Insignia since July 1994.

 Henry Horowitz                     Henry Horowitz has been Managing Director of Insignia Commercial
                                    Group, Inc. since January 1993.  From January 1987 to January 1993,
                                    Mr. Horowitz was the Chief Executive Officer of First Resource Realty,
                                    Inc., a commercial property management organization that Insignia acquired in January 1993.

 William H. Jarrard, Jr.            William H. Jarrard, Jr. has been Managing Director -- Partnership
                                    Administration of Insignia since January 1991.

 John K. Lines                      John K. Lines has been General Counsel of Insignia since June 1994 and
                                    General Counsel and Secretary since July 1994.  From May 1993 until
                                    June 1994, Mr. Lines was employed as Assistant General Counsel and
                                    Vice President of Ocwen Financial Corporation, in West Palm Beach,
                                    Florida.  From October 1991 until April 1993, Mr. Lines was employed as Senior Attorney of Banc One Corporation, in Columbus, Ohio.  From
                                    May 1984 until October 1991, Mr. Lines was employed as an associate with Squire Sanders & Dempsey in Columbus, Ohio.

 S. Richard Sargent                 S. Richard Sargent has been Senior Vice President -- Human Resources of Insignia since June 1994.  From May 1989 until June 1994, Mr.
                                    Sargent was employed as Vice President, Human Resources of Guilford
                                    Mills, Inc., in Greensboro, North Carolina.

                                                         Present Principal Occupation
                                                               or Employment and
 Name                                                    Five-Year Employment History
 ----                                                    ----------------------------
 Stephen C. Schoenbaechler          Stephen C. Schoenbaechler has been Senior Vice President -- Asset
                                    Management of Insignia since August 1994.  From January 1992 to August
                                    1994, Mr. Schoenbaechler was Vice President -- Asset Management.  Mr.
                                    Schoenbaechler was an Executive Vice President with Jacques-Miller,
                                    Inc. from July 1988 to January 1992.

2. DIRECTORS AND EXECUTIVE OFFICERS OF MAP. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of MAP, which is the managing member of the Purchaser. Each person identified below is employed by Insignia. The principal business address of MAP and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29601. Directors are identified by an asterisk. All persons identified below are United States citizens.

                                                      Present Principal Occupation
                                                           or Employment and
 Name                                                 Five-Year Employment History
 ----                                                 ----------------------------
 Andrew L. Farkas*               Andrew L. Farkas has been the sole director and the Chairman and
                                 Chief Executive Officer of MAP since its organization in February
                                 1996.  For further information concerning Mr. Farkas, see Item 1 of this Schedule I above.

 Frank M. Garrison               Frank M. Garrison has been the President of MAP since its
                                 organization in February 1996.  For further information concerning
                                 Mr. Garrison, see Item 1 of this Schedule I above.

 Jeffrey L. Goldberg             Jeffrey L. Goldberg has been a Vice President of MAP since its organization in February 1996.  For further information concerning
                                 Mr. Goldberg, see Item 1 of this Schedule I above.

 James A. Aston                  James A. Aston has been a Vice President of MAP since its
                                 organization in February 1996.  For further information concerning
                                 Mr. Aston, see Item 1 of this Schedule I above.

 John K. Lines                   John K. Lines has been a Vice President and the Secretary of MAP since its organization in February 1996.  For further information concerning Mr. Lines, see Item 1 of this Schedule I above.

 Ronald Uretta                   Ronald Uretta has been a Vice President and the Treasurer of MAP since its organization in February 1996.  For further information concerning Mr. Lines, see Item 1 of this Schedule I above.

                                   EXHIBIT A

                         CERTAIN INFORMATION CONCERNING
          THE PARTNERSHIP'S PROPERTIES PROVIDED BY THE GENERAL PARTNER

         Set forth below is a summary of certain non-public, property-level information provided to the Purchaser and Insignia by the General Partner in connection with the Offer. The operating information provided for properties in which the Partnership owns a joint-venture interest reflects only the Partnership's percentage interest in such items. Except as otherwise noted in the Offer to Purchase, the Purchaser does not know whether the strategies identified below continue to be the current strategies of the General Partner.

                       CEDAR CREEK APARTMENTS / PHASE I
--------------------------------------------------------------------------------

                                                              1994              1995               1996
                         Item                                Actual            Actual             Budget
 ----------------------------------------------------   ----------------   ---------------   ----------------
 Total Income  . . . . . . . . . . . . . . . . . . .     $    1,027,259    $      957,383    $       919,559
 Total Expenses  . . . . . . . . . . . . . . . . . .     $      602,591    $      589,377    $       458,995

 Net Operating Income  . . . . . . . . . . . . . . .     $      424,668    $      368,006    $       460,564

 Capital Expenditures  . . . . . . . . . . . . . . .     $      103,132    $       78,369    $        97,921

 GENERAL PARTNER'S STRATEGY:
    o     Sell in 1997
    o     Soft market with new construction

 MORTGAGE PREPAYMENT PENALTY:
    o     Loan cannot be prepaid in first five years without HUD consent
--------------------------------------------------------------------------------

                       CEDAR CREEK APARTMENTS / PHASE II
--------------------------------------------------------------------------------

                                                              1994              1995               1996
                         Item                                Actual            Actual             Budget
 ----------------------------------------------------   ----------------   ---------------   ----------------
 Total Income  . . . . . . . . . . . . . . . . . . .     $    1,143,437    $    1,088,414    $     1,090,567

 Total Expenses  . . . . . . . . . . . . . . . . . .     $      522,713    $      559,525    $       542,242

 Net Operating Income  . . . . . . . . . . . . . . .     $      620,724    $      528,889    $       548,325

 Capital Expenditures  . . . . . . . . . . . . . . .     $      139,796    $       90,367    $       101,095

 GENERAL PARTNER'S STRATEGY:
    o     Sell in 1997
    o     Soft market with new construction

 MORTGAGE PREPAYMENT PENALTY:
    o Loan is not prepayable until July 1995, after which time it is prepayable subject to a penalty of 5% in year one; 4% in year two; 2% in year three; 1% in years four through seven; and at par thereafter
--------------------------------------------------------------------------------



                       WALNUT HILLS APARTMENT / PHASE I
--------------------------------------------------------------------------------

                                                              1994              1995               1996
                         Item                                Actual            Actual             Budget
 ----------------------------------------------------   ----------------   ---------------   ----------------
 Total Income  . . . . . . . . . . . . . . . . . . .     $      971,088    $    1,019,124    $     1,054,778

 Total Expenses  . . . . . . . . . . . . . . . . . .     $      519,988    $      557,195    $       528,553

 Net Operating Income  . . . . . . . . . . . . . . .     $      451,100    $      461,929    $       526,225

 Capital Expenditures  . . . . . . . . . . . . . . .     $       90,344    $       81,250    $        97,665


 GENERAL PARTNER'S STRATEGY:
    o     Sell in 1997
    o     Soft market with new construction

 MORTGAGE PREPAYMENT PENALTY:
    o Loan is not prepayable until July 1995, after which time it is prepayable subject to a penalty of 5% in year one; 4% in year two; 2% in year three; 1% in years four through six; and at par thereafter
--------------------------------------------------------------------------------

                       WALNUT HILLS APARTMENT / PHASE II
--------------------------------------------------------------------------------

                                                              1994              1995               1996
                         Item                                Actual            Actual             Budget
 ----------------------------------------------------   ----------------   ---------------   ----------------
 Total Income  . . . . . . . . . . . . . . . . . . .     $    1,199,225    $    1,257,034    $     1,298,045

 Total Expenses  . . . . . . . . . . . . . . . . . .     $      580,927    $      619,101    $       693,300

 Net Operating Income  . . . . . . . . . . . . . . .     $      618,298    $      637,933    $       604,745

 Capital Expenditures  . . . . . . . . . . . . . . .     $      100,322    $       96,441    $       102,500

 GENERAL PARTNER'S STRATEGY:
    o     Sell in 1997
    o     Soft market with new construction

 MORTGAGE PREPAYMENT PENALTY:
    o Loan is not prepayable until July 1995, after which time it is prepayable subject to a penalty of 5% in year one; 4% in year two; 2% in year three; 1% in years four through six; and at par thereafter
--------------------------------------------------------------------------------



                               GREENTREE VILLAGE
--------------------------------------------------------------------------------

                                                              1994              1995               1996
                         Item                                Actual            Actual             Budget
 ----------------------------------------------------   ----------------   ---------------   ----------------
 Total Income  . . . . . . . . . . . . . . . . . . .     $    1,384,592    $    1,537,713    $     1,610,449

 Total Expenses  . . . . . . . . . . . . . . . . . .     $      515,144    $      517,002    $       543,977

 Net Operating Income  . . . . . . . . . . . . . . .     $      869,448    $    1,020,711    $     1,066,472

 Capital Expenditures  . . . . . . . . . . . . . . .     $      153,843    $      192,167    $       195,809


 GENERAL PARTNER'S STRATEGY:
    o     Projected sale in 1996
    o     Property has asbestos ceiling tiles

 MORTGAGE PREPAYMENT PENALTY:
    o     n/a
--------------------------------------------------------------------------------

                 Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent/Depositary at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                 Manually signed facsimile copies of the Assignment of Partnership Interest will be accepted. The Assignment of Partnership Interest and any other required documents should be sent or delivered by each Limited Partner or such Limited Partner's broker, dealer, bank, trust company or other nominee to the Information Agent/Depositary as set forth below.

               The Information Agent/Depositary for the Offer is:

                             THE HERMAN GROUP, INC.

         By Mail:               By Facsimile:              To Confirm:           By Hand/Overnight Delivery:

       P.O. Box 357            (214) 999-9348            (800) 647-2543            2121 San Jacinto Street
  Dallas, TX 75221-9602              or                        or                        26th Floor
                               (214) 999-9323            (214) 999-9393               Dallas, TX 75201